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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FORD MOTOR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Ford Motor Company

Notice of 2006

Annual Meeting of Shareholders
and Proxy Statement

Ford Motor Company
One American Road
Dearborn, Michigan 48126-2798

April 7, 2006

DEAR SHAREHOLDERS:

Our 2006 annual meeting of shareholders will be held at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware, on Thursday, May 11, 2006. The annual meeting will begin promptly at 9:00 a.m., Eastern Time. If you plan to attend the meeting, please see the instructions on page 4.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

WILLIAM CLAY FORD, JR.
Chairman of the Board

Whether or not you plan to attend the meeting, please provide your proxy by calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Shareholders

of Ford Motor Company

Time:	9:00 a.m., Eastern Time, Thursday, May 11, 2006

Place:	Hotel du Pont 100 W. 11th Street Wilmington, Delaware

Proposals:	1. The election of directors.

2. The ratification of the selection of PricewaterhouseCoopers LLP as Ford’s independent registered public accounting firm for 2006.

3. A shareholder proposal related to disclosure of certain compensation paid to executive officers.

4. A shareholder proposal related to the Company reporting on its lobbying efforts relative to government regulation of fuel economy standards.

5. A shareholder proposal related to adoption of cumulative voting for the election of directors.

6. A shareholder proposal requesting the Board of Directors to review tying executive compensation to reducing lifetime product greenhouse gas emissions and issuing a report of such review within six months of the annual meeting.

7. A shareholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share.

8. A shareholder proposal requesting the Board of Directors to publish a report on Global Warming/ Cooling.

9. A shareholder proposal requesting the Company to remove references to sexual orientation from its equal employment policies.

10. A shareholder proposal requesting a change to the Company’s governing documents to require that the Chairman of the Board have no management duties, titles or responsibilities.

Who Can Vote:	You can vote if you were a shareholder of record at the close of business on March 15, 2006.

Date of Mailing:	This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 7, 2006.

PETER J. SHERRY, JR.
Secretary

April 7, 2006

i

Defined Terms

“Annual Incentive Compensation Plan” means Ford’s Annual Incentive Compensation Plan.

“Class B Stock” means Ford’s Class B Stock.

“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.

“Final Award” means shares of common stock and/or cash awarded by the Compensation Committee under a Performance Stock Right.

“Ford” or “we” or “Company” means Ford Motor Company.

“Long-Term Incentive Plan” means Ford’s 1990 or 1998 Long-Term Incentive Plan.

“Named Executives” means the executives named in the Summary Compensation Table on p. 36.

“NYSE” means the New York Stock Exchange, Inc.

“Performance Stock Right” or “Stock Right” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock, or cash, or a combination of cash and shares of common stock, based on performance against specified goals established by the Compensation Committee.

“Restricted Stock Equivalent” means, under the Long-Term Incentive Plan and the Restricted Stock Plan for Non-Employee Directors, the right to receive a share of common stock when the restriction period ends.

“SEC” means the United States Securities and Exchange Commission.

“Trust Preferred Securities” means the Ford Motor Company Capital Trust II 6.50% Cumulative Convertible Trust Preferred Securities.

“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

ii

Ford Motor Company

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 11, 2006, beginning at 9:00 a.m., Eastern Time, at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 7, 2006.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a proxy statement?

It is a document that SEC regulations require that we give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent registered public accounting firm, and consideration of eight shareholder proposals, if presented at the meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the annual meeting is March 15, 2006. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock and holders of Class B Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of common stock and holders of Class B Stock at the close of business on the record date may vote at the meeting. Holders of Trust Preferred Securities cannot vote at this meeting.

On March 15, 2006, 1,797,252,972 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.

What are the voting rights of the holders of common stock and Class B Stock?

Holders of common stock and holders of Class B Stock will vote together without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 16.911 votes on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting:

• over the telephone by calling a toll-free number;

• electronically, using the Internet; or

• by mailing in the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you are a company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, trustees may vote the shares held for you even if you do not direct them how to vote. In these cases, the trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they do receive instructions.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Can I vote my shares in person at the annual meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 5.

For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at p. 47.

Proposals 1 and 2 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 10).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 10).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

• by submitting written notice of revocation to the Secretary of the Company;

• by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

• by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 2.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a shareholder of record and you plan to attend the annual meeting, please let us know when you return your proxy. Please tear off the top portion of your proxy card where indicated and bring it with you to the meeting. This portion of the card will serve as your ticket and will admit you and one guest.

If you are a “street name” shareholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you owned Ford stock as of the record date, March 15, 2006.

Are there any rules regarding admission?

Each shareholder and guest will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting and attendees will be subject to security inspections. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors

(Proposal 1 on the Proxy Card)

Twelve directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

William Clay Ford, who had been a member of the Board of Directors since 1948, retired from the Board effective as of the date of last year’s annual meeting. As with last year, the Board of Directors has again requested that Mr. Ford serve as Director Emeritus so that the Board can continue to avail itself of his wisdom, judgment and experience, and Mr. Ford has agreed to so serve. Mr. Ford is entitled to attend Board and committee meetings and participate in discussion of matters that come before the Board or its committees, although he is not entitled to vote upon any such matters and no longer receives compensation as a non-employee Board member.

Marie-Josée Kravis, James J. Padilla and Carl E. Reichardt, all of whom are members of the present Board of Directors, are not standing for re-election. The Board of Directors accordingly is expected to reduce the number of directors from 15 to 12, effective at the time of the annual meeting.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met nine times during 2005. Each of the nominees for director attended at least 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2005. The nominees provided the following information about themselves as of February 1, 2006.

Nominees

John R. H. Bond
Age: 64 — Director Since: 2000

Principal Occupation: Group Chairman, HSBC Holdings plc, London, England

Recent Business Experience: Mr. Bond has been associated with The Hongkong Shanghai Banking Corporation for 45 years. He was elected Group Chairman of HSBC Holdings plc in May 1998. He was Group Chief Executive Officer of HSBC Holdings from 1993 to 1998. From 1991 to 1993, he served as President and Chief Executive Officer of HSBC USA Inc., a wholly-owned subsidiary of HSBC Holdings, and which is now HSBC North America Holdings Inc. Mr. Bond was Chairman of the Institute of International Finance from 1998-2003. Mr. Bond has announced his intention to retire from HSBC Holdings on May 26, 2006.

Other Directorships: HSBC Holdings plc; Vodafone Group plc

Stephen G. Butler
Age: 58 — Director Since: 2004

Principal Occupation: Retired Chairman and Chief Executive Officer, KPMG, LLP

Recent Business Experience: Mr. Butler served as Chairman and CEO of KPMG, LLP from 1996 until his retirement on June 30, 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Other Directorships: Cooper Industries, Ltd.; ConAgra Foods, Inc.

Kimberly A. Casiano
Age: 48 — Director Since: 2003

Principal Occupation: President and Chief Operating Officer, Casiano Communications, Inc., San Juan, Puerto Rico

Recent Business Experience: Ms. Casiano was appointed President and Chief Operating Officer of Casiano Communications, a publishing and direct marketing company, in 1994. From 1987 to 1994, she held a number of management positions within Casiano Communications in both the periodicals and magazines and the bilingual direct marketing and call center divisions of the company. Ms. Casiano is a member of the Board of Trustees of the Hispanic College Fund, the Small Business and Access America Committees of the U.S. Chamber of Commerce, and the Procurement Council of the U.S. Hispanic Chamber of Commerce.

Edsel B. Ford II
Age: 57 — Director Since: 1988

Principal Occupation: Director and Consultant, Ford Motor Company

Recent Business Experience: Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company. Mr. Ford also serves as Chairman of the National Advisory Board of the Salvation Army.

William Clay Ford, Jr.
Age: 48 — Director Since: 1988

Principal Occupation: Chairman of the Board of Directors and Chief Executive Officer, Ford Motor Company

Recent Business Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., Chairman of the Detroit Economic Club, and Chairman of the Board of Trustees of The Henry Ford. He also is a Vice Chairman of Detroit Renaissance.

Other Directorships: eBay Inc.

Irvine O. Hockaday, Jr.
Age: 69 — Director Since: 1987

Principal Occupation: Retired President and Chief Executive Officer, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience: Mr. Hockaday was President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978. He retired in December 2001.

Other Directorships: Aquila, Inc.; Crown Media Holdings, Inc.; Dow Jones & Company, Inc.; Sprint Corp.; The Estee Lauder Companies, Inc.

Richard A. Manoogian
Age: 69 — Director Since: 2001

Principal Occupation: Chairman of the Board and Chief Executive Officer, Masco Corporation, Taylor, Michigan

Recent Business Experience: Mr. Manoogian has been with Masco since 1958, became Vice President and a member of the Board in 1964, President in 1968 and, in 1985, became Chairman. Mr. Manoogian is a member of the Board of Detroit Renaissance, The Henry Ford and a member of The American Business Conference.

Other Directorships: Masco Corporation; JPMorgan Chase & Co.

Ellen R. Marram
Age: 58 — Director Since: 1988

Principal Occupation: President, The Barnegat Group, LLC

Recent Business Experience: Ms. Marram is President of the Barnegat Group, LLC, a business advisory firm. From September 2000 through December 2005, Ms. Marram was Managing Director of North Castle Partners, LLC, a private equity firm. Ms. Marram served as President and CEO of efdex inc. from August 1999 to May 2000. She previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993.

Other Directorships: The New York Times Company; Eli Lilly and Company

Homer A. Neal
Age: 63 — Director Since: 1997

Principal Occupation: Director, ATLAS Project, Professor of Physics, and Interim President Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience: Dr. Neal is director, University of Michigan ATLAS Project, Samuel A. Goudsmit Distinguished Professor of Physics and Interim President Emeritus at the University of Michigan. He rejoined the University as Chairman of its Physics Department in 1987 and in 1993 was named Vice President of Research. Dr. Neal served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. He has served as a member of the U.S. National Science Board, the Advisory Board of the Oak Ridge National Laboratory, as a Trustee of the Center for Strategic and International Studies and as a member of the Board of Regents of the Smithsonian Institution. Dr. Neal currently is a member of the Board of Trustees of the Richard Lounsbery Foundation and a member of the Advisory Board for the Lawrence Berkeley National Laboratory.

Jorma Ollila
Age: 55 — Director Since: 2000

Principal Occupation: Chairman of the Board, Chief Executive Officer and Chairman of the Group Executive Board, Nokia Corporation, Finland

Recent Business Experience: Mr. Ollila has been Chairman of the Board and Chief Executive Officer of Nokia since 1999. He also has been Chairman of its Group Executive Board since 1992. He was President and Chief Executive Officer from 1992 to 1999, a member of its Board of Directors since 1995 and a member of its Group Executive Board since 1986. He also held various other positions since joining Nokia in 1985. From 1978 to 1985, Mr. Ollila held various managerial positions with Citibank Oy and Citibank N.A. Mr. Ollila has announced his intention to leave his position as Chief Executive Officer (and Chairman of the Group Executive Board) of Nokia on June 1, 2006, and to remain as non-executive Chairman of the Board of Directors. Additionally, Mr. Ollila will become non-executive Chairman of Royal Dutch Shell plc effective June 1, 2006.

Other Directorships: Nokia Corporation; UPM-Kymmene Corporation

Robert E. Rubin
Age: 67 — Director Since: 2000

Principal Occupation: Director, Chairman of the Executive Committee and Member of the Office of the Chairman, Citigroup Inc., New York, New York

Recent Business Experience: Before joining Citigroup in 1999, Mr. Rubin served as U.S. Secretary of the Treasury from 1995 to 1999. He previously served from 1993 to 1995 in the White House as Assistant to the President for Economic Policy and, in that capacity, directed the activities of the National Economic Council. Prior to that time, Mr. Rubin spent 26 years at Goldman, Sachs & Co., where he served as Co-Senior Partner and Co-Chairman from 1990 to 1992, and Vice Chairman and Co-Chief Operating Officer from 1987 to 1990.

Other Directorships: Citigroup Inc.

John L. Thornton
Age: 52 — Director Since: 1996

Principal Occupation: Professor and Director, Global Leadership Program, Tsinghua University, Beijing, China

Recent Business Experience: Mr. Thornton retired as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. on June 30, 2003. Mr. Thornton was appointed to that post in 1999 and formerly served as Chairman of Goldman Sachs — Asia from 1996 to 1998. He was previously Co-Chief Executive of Goldman Sachs International, the firm’s business in Europe, the Middle East and Africa. He also is the Chairman of the Board of Trustees of the Brookings Institution.

Other Directorships: News Corporation; Intel, Inc.; China Netcom Group Corporation (Hong Kong) Limited

Committees of the Board of Directors

Audit Committee

Number of Members: 4 Members: Stephen G. Butler (Chair) Irvine O. Hockaday, Jr. Ellen R. Marram Jorma Ollila Number of Meetings in 2005: 10	Functions:
Selects the independent registered public accounting firm to audit Ford’s books and records, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews their independence and performance. Also reviews any proposed engagement between the Company and the independent registered public accounting firm and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent registered public accounting firm.

Reviews activities, organization structure, and qualifications of the General Auditor’s Office, and participates in the appointment, dismissal, evaluation and the determination of the compensation of the General Auditor.

Discusses earnings releases and guidance provided to the public and rating agencies.

As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.

Prepares and publishes an annual report of the Audit Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board of Directors about these matters.

Compensation Committee

Number of Members: 4 Members: Marie-Josée Kravis (Chair) John R. H. Bond Richard A. Manoogian Robert E. Rubin Number of Meetings in 2005: 8	Functions:
Establishes and reviews the overall executive compensation philosophy of the Company.

Reviews and approves Company goals and objectives relevant to CEO and other executive officer compensation, including annual performance objectives.

Evaluates the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the CEO and other executive officers.

Considers and makes recommendations on Ford’s executive compensation plans and programs.

Compensation Committee (continued)

Prepares and publishes an annual report of the Compensation Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Compensation Committee Charter.

Reports to the Board of Directors about these matters.

Environmental and Public Policy Committee

Number of Members: 6 Members: Homer A. Neal (Chair) Kimberly A. Casiano Edsel B. Ford II William Clay Ford, Jr. Ellen R. Marram Jorma Ollila Number of Meetings in 2005: 3	Functions:
Reviews environmental, public policy and corporate citizenship issues facing the Company around the world.

Reviews annually with management the Company’s performance for the immediately preceding year regarding stakeholder relationships, product performance, sustainable manufacturing and public policy.

Reviews with management the Company’s annual Sustainability Report and The Ford Report on the Business Impact of Climate Change.

Assesses annually the adequacy of the Environmental and Public Policy Committee Charter.

Reports to the Board of Directors about these matters.

Finance Committee
Number of Members: 8
Members:
  Carl E. Reichardt (Chair)
  John R. H. Bond
  Kimberly A. Casiano
  Edsel B. Ford II
  William Clay Ford, Jr.
  Homer A. Neal
  Robert E. Rubin
  John L. Thornton

Number of Meetings in 2005: 6	Functions:
Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Reviews with management, at least annually, the Annual Report from the Treasurer of the Company’s cash and funding plans and other Treasury matters, the Company’s health care costs and plans for funding such costs, and the Company’s policies with respect to financial risk assessment and financial risk management.

Approves capital expenditures for product programs within the scope of an annual capital expenditure budget and schedule approved by the Board of Directors. Reviews the Corporate Business Plan and Budget and conducts, as required, detailed operational and cash strategy reviews.

Reviews the strategy and performance of the Company’s pension and other retirement and savings plans.
Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Assesses annually the adequacy of the Finance Committee Charter.

Reports to the Board of Directors about these matters.

Nominating and Governance Committee

Number of Members: 11

Members:
  Ellen R. Marram (Chair)
  John R. H. Bond
  Stephen G. Butler
  Kimberly A. Casiano
  Irvine O. Hockaday, Jr.
  Marie-Josée Kravis
  Richard A. Manoogian
  Homer A. Neal
  Jorma Ollila
  Robert E. Rubin
John L. Thornton	Functions:
Makes recommendations on:

• the nominations or elections of directors; and

• the size, composition and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board.

Develops and recommends to the Board corporate governance principles and guidelines.

Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees or the elimination of committees.

Number of Meetings in 2005: 3	Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board: (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Prepares and publishes an annual report of the Nominating and Governance Committee to be included in the Company’s proxy statement.

Considers shareholder suggestions for nominees for director (other than self-nominations). See the Nominating and Governance Committee Report on pp. 15-16.

Assesses annually the adequacy of the Nominating and Governance Committee Charter.

Reports to the Board of Directors about these matters.

Audit Committee Report

The Audit Committee is composed of four directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and Ford’s Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company’s website, www.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm.

Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting, and management’s assessment of the internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

Audit Fees

PricewaterhouseCoopers served as the Company’s independent registered public accounting firm in 2005 and 2004. The Company paid PricewaterhouseCoopers $41.6 million and $40.9 million for audit services for the years ended December 31, 2005 and 2004, respectively. Audit services consisted of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company’s internal controls over financial reporting, and providing comfort letters in connection with Ford and Ford Motor Credit Company funding transactions.

Audit-Related Fees

The Company paid PricewaterhouseCoopers $12.3 million and $2.9 million for audit-related services for the years ended December 31, 2005 and 2004, respectively. Audit-related services included due diligence for mergers, acquisitions and divestitures, employee benefit plan audits, attestation services, internal control reviews and assistance with interpretation of accounting standards.

Tax Fees

The Company paid PricewaterhouseCoopers $16.8 million and $19.0 million for tax services for the years ended December 31, 2005 and 2004, respectively. The types of tax services provided included assistance with tax compliance and the preparation of tax returns, tax consultation, planning and implementation services, assistance in connection with tax audits, tax advice related to mergers, acquisitions and divestitures, and tax return preparation services provided to international service employees (“ISEs”) to minimize the cost to the Company of these assignments. In 2005, the Company began the transition to a new service provider for tax return preparation services to ISEs. The transition will be completed in 2006. Of the fees paid for tax services, the Company paid 38.1% and 49.5% for tax compliance and the preparation of Company tax returns in 2005 and 2004, respectively.

All Other Fees

The Company did not engage PricewaterhouseCoopers for any other services for the years ended December 31, 2005 and 2004.

Total Fees

For the year ended December 31, 2005, the Company paid PricewaterhouseCoopers a total of $70.7 million in fees, up $7.9 million from the total paid for 2004.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements, and the assessment of the adequacy and effectiveness of internal controls over financial reporting, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

In addition, the Audit Committee has adopted strict guidelines and procedures on the use of PricewaterhouseCoopers to provide any services, including advance Audit Committee approval of any services. All non-audit work will not be contracted with PricewaterhouseCoopers other than specific audit-related, tax, and due diligence services that have been approved in advance by the Audit Committee. All engagements with PricewaterhouseCoopers are approved at regularly scheduled meetings of the Committee. The Chair of the Committee may approve any engagement request outside of the regular approval process, with confirmation by the full Committee at its next scheduled meeting.

Audit Committee

Stephen G. Butler (Chair)
Irvine O. Hockaday, Jr.
Ellen R. Marram
Jorma Ollila

Nominating and Governance Committee Report

The Nominating and Governance Committee is composed of eleven directors, all of whom are considered independent under the NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Composition of Board of Directors/ Nominees

The Committee recommends to the Board the nominees for all directorships to be filled by the Board or by you. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than December 8, 2006 to be considered by the Committee for inclusion in the following year’s nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described below.

Qualifications

Because Ford is a large and complex company, the Committee considers several qualifications when considering candidates for the Board. Among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity and values. They should be committed to representing the long-term interests of all of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity and we endeavor to have a diverse Board, with experience in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Identification of Directors

The Charter of the Committee provides that the Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. It has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company.

The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Chairman and Chief Executive Officer, and suggestions from Company management. The Company, on behalf of the Committee, has in the past paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

Corporate Governance

The Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford’s Corporate Governance Principles may be found on its website at www.ford.com. The Committee also reviews management’s monitoring of compliance with the Company’s Standards of Corporate Conduct. See the Corporate Governance section below for more information on our corporate governance practices.

Nominating and Governance Committee

Ellen R. Marram (Chair)
John R. H. Bond
Stephen G. Butler
Kimberly A. Casiano
Irvine O. Hockaday, Jr.
Marie-Josée Kravis
Richard A. Manoogian
Homer A. Neal
Jorma Ollila
Robert E. Rubin
John L. Thornton

Corporate Governance

Ford has operated under sound corporate governance practices for many years. We believe it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place for many years. Others have been adopted in response to regulatory and legislative changes. We will continue to assess and refine our corporate governance practices and share them with you.

Director Independence

A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•	No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•	The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

(ii)	if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company’s indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford’s indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

(iii)	if within the preceding three years a Ford director served as an executive officer, director or trustee of a charitable or educational organization, and Ford’s discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years. (Any matching of charitable contributions will not be included in the amount of Ford’s contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that none of the following directors had any material relationship with the Company and thus are independent: John R. H. Bond, Stephen G. Butler, Kimberly A. Casiano, Irvine O. Hockaday, Jr., Marie-Josée Kravis, Richard A. Manoogian, Ellen R. Marram, Homer A. Neal, Jorma Ollila, Robert E. Rubin and John L. Thornton. Richard A. Manoogian is a member of the Board of Trustees of The Henry Ford and a member of the Board of Directors of Detroit Renaissance. The Company and its affiliates contributed to The Henry Ford amounts more than the greater of $1 million or two percent of The Henry Ford’s total annual discretionary receipts during its three most recently completed fiscal years. Likewise, the Company and its affiliates contributed to Detroit Renaissance more than the greater of $1 million or two percent of Detroit Renaissance’s total discretionary receipts during its three most recently completed fiscal years. Pursuant to the Company’s Corporate Governance Principles, the independent directors listed above (excluding Mr. Manoogian), considering all of the relevant facts and circumstances, determined that the Company’s contributions to The Henry Ford and Detroit Renaissance did not constitute a material relationship between Ford and Mr. Manoogian. Consequently, these independent directors determined Mr. Manoogian to be independent. With respect to The Henry Ford, the directors gave due consideration to the composition of the Board of Trustees of The Henry Ford, which includes Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr., and the Company’s history of support for The Henry Ford, which predated Mr. Manoogian’s service. Likewise, with respect to Detroit Renaissance, the directors gave due consideration to the composition of the Board of Directors of Detroit Renaissance, which includes William Clay Ford, Jr. and Timothy J. O’Brien, Deputy Chief of Staff of the Company, as well as Detroit Renaissance’s mission to promote the economic development of Southeastern Michigan, and the Company’s history of contributions to Detroit Renaissance and to the development of Southeastern Michigan. In both cases, the directors determined that the Company was not unduly influenced to make contributions to The Henry Ford or Detroit Renaissance because of Mr. Manoogian’s presence on those boards, nor was Mr. Manoogian unduly influenced by the contributions made by the Company to The Henry Ford and Detroit Renaissance.

Corporate Governance Principles

The Company has adopted Corporate Governance Principles, which are published on the Company’s website (www.ford.com). These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a director retirement age and a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation. Investors may obtain a printed copy of the Company’s Corporate Governance Principles by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, P.O. Box 1899, Dearborn, Michigan 48126-1899.

Committee Charters/ Codes of Ethics

The Company has published on its website (www.ford.com) the charter of each of the Audit, Compensation, Environmental and Public Policy, Finance, and Nominating and Governance Committees of the Board, as well as its Standards of Corporate Conduct, which apply to all officers and employees, a code of ethics for directors and a code of ethics for the Company’s chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by the Nominating and Governance Committee and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. Printed copies of each of the committee charters and the codes of ethics referred to above are also available by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, P.O. Box 1899, Dearborn, Michigan 48126-1899.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. According to Ford’s Corporate Governance Principles, the most senior independent director, currently Irvine O. Hockaday, Jr., is the presiding independent director for the executive sessions of non-management directors. Additionally, all of the independent directors meet at least once annually without management or non-independent directors present.

Audit Committee

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the NYSE Listed Company and SEC rules. The lead partner of the Company’s independent registered public accounting firm is rotated at least every five years.

Board Committees

Only independent directors serve on the Audit, Compensation and Nominating and Governance Committees, in accordance with the independence standards of the NYSE Listed Company rules and the Company’s Corporate Governance Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

Communications with the Board/ Annual Meeting Attendance

The Board has established a process by which you may send communications to the Board. You may send communications to our Directors, including any concerns regarding Ford’s accounting, internal controls, auditing, or other matters, to the following address: Board of Directors, Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685 U.S.A. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party. Communications relating to the Company’s accounting, internal controls, or auditing matters will be relayed to the Audit Committee. Other communications will be relayed to the Nominating and Governance Committee. Communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Ford will acknowledge receipt of all communications sent to the address above that disclose a return address. You may also find a description of the manner in which you can send communications to the Board on the Company’s website (www.ford.com).

All members of the Board are expected to attend the annual meeting, unless unusual circumstances would prevent such attendance. Last year, fourteen out of the fifteen directors attended the annual meeting.

Management Stock Ownership

The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of February 1, 2006. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.37% of Ford’s total outstanding common stock. Directors and executive officers as a group, including the Named Executives, beneficially owned 0.71% of Ford common stock as of February 1, 2006. These persons held options exercisable on or within 60 days after February 1, 2006 to buy, and/or beneficially owned as of February 1, 2006 Trust Preferred Securities convertible into, 13,638,193 shares of Ford common stock.

				Percent of
		Ford		Outstanding
	Ford	Common	Ford	Ford
	Common	Stock	Class B	Class B
Name	Stock(1)(2)(3)	Units(4)	Stock(5)	Stock

John R. H. Bond*	4,496	27,848	0	0

Stephen G. Butler*	6,000	17,921	0	0

Kimberly A. Casiano*	6,843	18,245	0	0

Mark Fields	57,530	2	0	0

Edsel B. Ford II*	3,997,052	28,044	4,170,705	5.886

William Clay Ford, Jr.*	6,558,683	2,486	3,332,816	4.704

Irvine O. Hockaday, Jr.*	21,878	70,161	0	0

Marie-Josée Kravis*	11,580	56,557	0	0

Donat R. Leclair	105,202	0	0	0

Richard A. Manoogian*	203,496	26,342	0	0

Ellen R. Marram*	20,296	78,804	0	0

Homer A. Neal*	10,588	29,392	0	0

Jorma Ollila*	8,098	66,193	0	0

James J. Padilla*	475,895	43,046	0	0

Carl E. Reichardt*	553,006	24,397	0	0

Robert E. Rubin*	12,972	67,676	0	0

Greg C. Smith	96,335	0	0	0

John L. Thornton*	32,769	79,805	0	0

All Directors and Executive Officers as a group (including Named Executives) (32 persons)	12,795,230	685,613	7,503,521	10.590

*	Indicates Directors

Notes

(1)Amounts shown include restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 2,797 shares each for Kimberly A. Casiano, Edsel B. Ford II, Irvine O. Hockaday, Jr., Ellen R. Marram, and Carl E. Reichardt; and 1,399 shares each for Richard A. Manoogian and Homer A. Neal. Also, amounts shown include Restricted Stock Equivalents issued under the Restricted Stock Plan for Non-Employee Directors as follows: 700 each for John R. H. Bond and John L. Thornton.

For executive officers, included in the amounts for “All Directors and Executive Officers as a group” are Restricted Stock Equivalents issued under the 1998 Plan as long-term incentive grants in 2005 and prior years for retention and other incentive purposes.

Also, amounts shown include restricted shares of common stock issued under the 1998 Plan as follows: 600,720 shares for William Clay Ford, Jr., as a bonus award in March 2005 for 2004 performance, and 32,837 shares as payment of his salary for the first quarter of 2005; 51,670 shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the Company (see p. 23); and 246,696 shares for James J. Padilla as a bonus award in March 2005 for 2004 performance. In addition, amounts shown include Restricted Stock Equivalents issued under the 1998 Plan as follows: 240,288 equivalents for William Clay Ford, Jr. as a bonus award in March 2005 for 2004 performance; 30,486 equivalents for Mr. Padilla as a long-term incentive grant in March of 2004 and an award of 19,514 equivalents in May 2004 in connection with his appointment as Chief Operating Officer of the Company; and 17,420 equivalents each for Mark Fields, Donat R. Leclair, and Greg C. Smith as long-term incentive grants in March 2004.

(2)In addition to the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 67,463 shares of common stock and 50,093 shares of Class B Stock that are either held directly by his immediate family, in trusts for children of his in which he is the trustee, by charitable funds which he controls or by members of his immediate family in custodial or conservatorship accounts for the benefit of other members of his immediate family. William Clay Ford, Jr., has disclaimed beneficial ownership of 97,523 shares of common stock and 177,177 shares of Class B Stock that are either held directly by members of his immediate family, in a trust for a child of his in which he is the trustee or by members of his immediate family in custodial accounts for the benefit of other members of his immediate family. Greg C. Smith has disclaimed beneficial ownership of 1,226 shares of common stock that are held in a custodial account for the benefit of his children, of which he is the custodian. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 166,212 shares of common stock and 227,270 shares of Class B Stock.

Also, on February 1, 2006 (or within 60 days after that date), the Named Executives and directors listed below have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans and/or through conversion of Trust Preferred Securities, as follows:

Person	Number of Shares

Mark Fields	404,955
William Clay Ford, Jr.	7,696,020
Donat R. Leclair	348,232
Richard A. Manoogian	56,498
James J. Padilla	806,974
Greg C. Smith	468,418

The amounts of common stock shown above for Mr. Manoogian are a result of his ownership of Trust Preferred Securities, which are convertible into Ford common stock. In Mr. Manoogian’s case, he is deemed to be the beneficial owner of certain Trust Preferred Securities as a result of his being a trustee of a charitable foundation that owns the Trust Preferred Securities. Amounts of common stock shown above for Mr. Ford are a result of his ownership of stock options and Trust Preferred Securities.

(3)Pursuant to SEC filings, the Company was notified that as of December 31, 2005, Brandes Investment Partners, L.P., 11988 El Camino Road, Suite 500, San Diego, California 92130, and certain of its affiliates, owned 144,838,174 shares of common stock (8.1%).

(4)These are common stock units credited under a deferred compensation plan and payable in cash.

(5)As of February 1, 2006, the following persons owned more than 5% of the outstanding Class B Stock: Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 9,007,705 shares (12.71%) and William Clay Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 11,126,928 shares (15.70%). In addition to the above,

George A. Straitor, c/o Ford Estates, Dearborn, Michigan controlled 4,109,132 shares (5.80%) as trustee of various trusts. Mr. Straitor disclaims beneficial ownership of these shares.

Of the outstanding Class B Stock, 49,293,595 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay Ford.

Impact Resulting From Spin-off of Associates First Capital Corporation and Visteon Corporation and Implementation of the Value Enhancement Plan

The value of the Company’s common stock changed as a result of:

• the spin-off of the Company’s interest in Associates First Capital Corporation on April 7, 1998;

• the spin-off of the Company’s interest in Visteon Corporation on June 28, 2000; and

• the Company’s recapitalization and merger (also known as the Value Enhancement Plan) on August 2, 2000.

To account for these changes in value, the following items held by officers or directors of the Company as of April 9, 1998, June 28, 2000 and August 2, 2000, respectively, were adjusted in each case to ensure that the aggregate value of the item before and after each of these events would be approximately equal: common stock units, deferred contingent credits, Performance Stock Rights, Restricted Stock Equivalents, and stock options. (References in this proxy statement to any of these items that were issued before August 2, 2000 are to the adjusted amounts.)

Section 16(a)

Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2005 and prior years.

Compensation of Directors

Fees. The following fees are paid to directors who are not Ford employees:

Annual Board membership fee	$200,000
Annual Committee chair fee	$5,000
Annual Presiding Director fee	$10,000

Deferred Compensation Plan. Under this plan, $120,000 of a director’s annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan. Effective July 1, 2004, Ford amended the Restricted Stock Plan for Non-Employee Directors providing for its termination, except with respect to outstanding grants of restricted stock and stock equivalents. Each non-employee director who had served for six months received 3,496 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. (For outstanding grants under the plan, see footnote 1 to the Management Stock Ownership Table on p. 20.) No new grants of restricted stock will be made under the plan.

Life Insurance. Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least 55 years old and has served for at least five years. A director who retires from the Board after age 70 or, after age 55 with Board approval, and who has served for at least five years, may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

Matching Gift Program and Vehicle Evaluation Program. Effective November 1, 2005, the matching gift program was discontinued. Under that program, non-employee directors could give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributed two dollars. The Company provides non-employee directors with the use of company vehicles at an estimated average value for 2005 of approximately $28,000 per director. The directors are expected to provide evaluations of the vehicles to the Company.

Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties. For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

Since January 1999, Ford has had a similar consulting agreement with Edsel B. Ford II, a Company director. Under this agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The shares cannot be sold for one year and are subject to the conditions of the 1998 Plan. The other terms of the agreement are substantially similar to those described in the paragraph above.

On May 11, 2005, the Compensation Committee of Ford’s Board of Directors and William Clay Ford, Jr., Ford’s Chairman and Chief Executive Officer, agreed to amend Mr. Ford’s compensation arrangements such that Mr. Ford will forego any new compensation (including salary, bonus or other awards) until such time as the Committee and Mr. Ford determine that the Company’s Automotive sector has achieved sustainable profitability.

On February 27, 2006, the Compensation Committee of Ford’s Board of Directors and William Clay Ford, Jr. agreed to clarify the terms of Mr. Ford’s compensation arrangements relating to Mr. Ford’s eligibility to receive certain Restricted Stock Equivalents. In March 2005, the Compensation Committee approved an arrangement whereby one-half of the value of Mr. Ford’s usual long-term incentive grant (normally a grant of stock options) was replaced with an opportunity to earn up to a target amount of Restricted Stock Equivalents based on his performance during 2005. Since the arrangement began in March 2005, the Committee did not intend that it would be covered by the May 11, 2005 agreement described above. Mr. Ford will not take part in any similar program or receive any salary, bonus, or long-term compensation for 2006, unless allowed under the May 11, 2005 agreement. Mr. Ford has committed to donate shares representing the final award he received from this 2005 performance-based opportunity to charitable organizations of his choice when the restriction period lapses and the Restricted Stock Equivalents convert to unrestricted shares of common stock in 2007.

Carl E. Reichardt, a Company director, was elected to Ford Motor Credit Company’s board of directors and audit committee in 2003 and was also a member of the Ford Credit advisory board. In 2004, Ford Credit began compensating non-employee members of its board of directors, board committees and advisory board, including Mr. Reichardt. The annual fees for such non-employee members are as follows: board of directors: $30,000; board committees: $10,000; and advisory board: $10,000. Additionally, non-employee members receive a $1,000 attendance fee for each meeting of Ford Credit’s board of directors, board committees and advisory board. Effective March 1, 2005, Mr. Reichardt resigned from Ford Credit’s board of directors, audit committee, and advisory board. Mr. Reichardt attended one meeting of the Ford Credit audit committee in 2005 prior to his resignation.

Mr. Reichardt became vested in the Company’s General Retirement Plan (“GRP”) after one year of Company service. For the period in which he could not participate in the GRP on a contributory basis, the Company provided him a defined pension benefit through a combination of qualified and non-qualified plans that duplicated the GRP benefit he would have been eligible to receive under the GRP if he had been a contributing member at all times eligible, with a minimum benefit of at least $1,250 per month. Upon retirement from his employment in 2003, Mr. Reichardt became eligible for $100,000 of Company-paid life insurance. When Mr. Reichardt retired as an employee but remained on the Board of Directors, he received the retirement arrangement and is not eligible for benefits under the Company’s Directors Life Insurance Plan.

From September 1, 1978 until September 1, 1979, James J. Padilla, Ford’s President and Chief Operating Officer, took an unpaid leave of absence from the Company to participate in the White House Fellowship Program. Mr. Padilla did not receive any pension credit under the Company’s General Retirement Plan (“GRP”) during the term of his service as a White House Fellow. In order to provide Mr. Padilla with benefits that approximately duplicate the benefits he would have received under the GRP, in September 2003 the Company approved that 0.8 years of service be credited to Mr. Padilla under the Company’s Executive Separation Allowance Plan and the Supplemental Executive Retirement Plan.

Steven G. Lyons retired as a Group Vice President of the Company on March 1, 2006. On January 18, 2006, the Company and Mr. Lyons entered into an agreement whereby the Company intends to approve him, or an entity owned by him, to become an authorized Ford dealer on or before July 1, 2008. The agreement is subject to various conditions, including meeting standard Company appointment criteria and construction of dealership facilities.

In 2002, the Company and most of its executive officers, including all of the Named Executives, entered into non-compete agreements. Under the agreements, the officers agreed not to directly or indirectly work for or associate with any business that competes with Ford for two years after their voluntary termination. In return, most officers received restricted shares of common stock in an amount approximately equal to one year’s salary. Restrictions on the restricted shares lapsed on the third anniversary of the grant date. William Clay Ford, Jr. and Allan D. Gilmour, a retired Vice Chairman, did not receive any compensation for signing the agreement. In addition, certain individuals who became executive officers after June 1, 2002 signed the agreement in consideration of their hiring or promotion and related compensation, benefits and perquisites.

On March 8, 2005, Homer A. Neal, a member of the Board of Directors, joined the board of managers of Ford Global Technologies, LLC, a wholly-owned subsidiary that manages the Company’s intellectual property. As a non-employee member of such board, Dr. Neal receives the customary fees paid to non-employee members. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting. Dr. Neal attended both meetings of the board of managers of Ford Global Technologies during 2005.

In February 2002, Ford entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc., pursuant to which we acquired for $50 million, paid by us in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. We named the stadium “Ford Field.” The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to Ford under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. In June 2005, the naming rights agreement was amended to provide for expanded Ford exposure on and around the exterior of the stadium, including the rooftop, in exchange for approximately $6.65 million to be paid in varying installments over the next ten years, of which $1,564,933 was paid during 2005. The Company also agreed to provide to the Lions, at no cost, eight new 2005 model year Ford, Lincoln or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. William Clay Ford is the majority owner of the Lions. In addition, William Clay Ford, Jr., is one of four minority owners and is a director and officer of the Lions.

Paul Alandt, Lynn F. Alandt’s husband, owns a Ford-franchised dealership and a Lincoln-Mercury-franchised dealership. In 2005, the dealerships paid Ford about $54.4 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $10.7 million for services in the ordinary course of business. Also in 2005, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $61.3 million of financing to the dealerships and paid $377,194 to them in the ordinary course of business. The dealerships paid Ford Credit about $61.5 million in the ordinary course of business. Additionally, in 2005 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $9.7 million and $29.2 million, respectively.

In June 2004, Mr. Alandt and Volvo Cars of North America, LLC (a wholly-owned subsidiary of Ford) entered into a Volvo retailer agreement. During 2005 the dealership paid Volvo Cars about $2.9 million for products and services in the ordinary course of business. In turn, Volvo Cars paid the dealership about $1.4 million for services in the ordinary course of business. Also in 2004, Ford Credit provided about $11.3 million of financing to the dealership and paid $17,618 to it in the ordinary course of business. The dealership paid Ford Credit about $11.8 million in the ordinary course of business. Additionally, in 2005 Ford Credit purchased retail installment sales contracts and retail leases from the dealership in amounts of about $379,982 and $1.6 million, respectively.

Effective November 21, 2005, the Company’s Board of Directors elected Steven K. Hamp Vice President and Chief of Staff. The Compensation Committee of the Board of Directors approved the following compensation arrangements with respect to Mr. Hamp: (i) annual salary of $400,000; (ii) signing bonus of $400,000; and (iii) a grant of 50,000 stock options on February 15, 2006 with a Black-Scholes value of $117,500. As a salaried employee, Mr. Hamp is eligible to participate in the Company’s retirement programs. In addition, the Compensation Committee approved an arrangement to credit on a monthly basis an amount equal to 16.5% of Mr. Hamp’s monthly salary to a non-qualified deferred compensation plan during his employment. The amount to be credited for 2005 is approximately $7,500. Further, if the Company terminates Mr. Hamp’s employment for any reason other than for cause, Mr. Hamp will receive as a severance payment an amount equal to his annual base salary plus a pro rata portion of the bonus, if any, paid under the Company’s Annual Incentive Compensation Plan for the year in which his employment is terminated. Formerly, Mr. Hamp was president of The Henry Ford between June 27, 1996 and November 16, 2005, and served on the board of directors of Visteon Corporation until November 9, 2005. Mr. Hamp is the son-in-law of William Clay Ford and the brother-in-law of William Clay Ford, Jr.

The Company and The Edison Institute, a Michigan non-profit corporation, entered into a contract with an initial term commencing April 30, 2003 and terminating December 31, 2007. The initial term will be extended for successive one-year periods unless earlier notice is given by either party. Pursuant to the terms of the contract, the Company sponsors The Edison Institute to manage, market and operate public tours of Ford’s Rouge Visitor Center, including the elevated viewing walkway that connects the Rouge Visitor Center to Ford’s Rouge Assembly Plant, located in Dearborn, Michigan, in conjunction with The Edison Institute’s operations at The Henry Ford. Further, the Company agreed to reimburse The Edison Institute’s expenses to the extent they exceed the revenues received from the Visitor Center, plus pay an annual sponsorship fee in the amount of $500,000. For the period of January 1, 2005 until November 16, 2005, Ford paid The Edison Institute approximately $2.6 million pursuant to the contract. Steven K. Hamp was President of The Edison Institute from June 27, 1996 until November 16, 2005. William Clay Ford, Jr. is the Chairman of the Board of Trustees of The Edison Institute. William Clay Ford is also Chairman Emeritus of The Edison Institute and a member of its Board of Trustees. Edsel B. Ford II, a Company director, is also a member of the Board of Trustees of The Edison Institute.

In November 2001, the Company and The Edison Institute agreed to terms under which Company historical records may be donated to The Edison Institute and how such documents are to be handled (the “Donation Agreement”). Also in November 2001, the Company and The Edison Institute entered into an agreement whereby The Edison Institute agreed to, among other things, process historical documents donated to it under the Donation Agreement into an archive (the “Master Agreement”). The Master Agreement outlines the terms by which The Edison Institute’s archives staff performs research services for the Company and the terms under which the Ford archives staff has access to The Edison Institute’s records. The Company paid The Edison Institute approximately $439,000 annually for the services provided under the Master Agreement. On February 17, 2005, the Master Agreement was amended and restated to reflect the manner in which the parties agreed to operate with respect to the archive (the “Restated Master Agreement”). For the period of January 1, 2005 until November 16, 2005, the Company paid approximately $265,000 to The Edison Institute for services under the Restated Master Agreement. The fee arrangement is reviewed on an annual basis. The term of the Restated Master Agreement is for twelve months, starting as of January 1, 2005, and is automatically renewable for successive twelve-month terms, unless terminated by either party by providing at least 90-days notice prior to the next renewal period. The contract has been renewed for 2006.

Greg C. Smith, former Vice Chairman of the Company, retired effective March 1, 2006. On February 9, 2006, the Compensation Committee of the Board of Directors of the Company approved the terms of Mr. Smith’s retirement arrangement under the terms of the Select Retirement Plan, which requires that he sign a separation waiver agreement. This arrangement was confirmed in an agreement between the Company and Mr. Smith dated February 10, 2006. He is entitled to retirement benefits under that plan as designated for a Company Vice Chairman. He also is eligible for the same post-retirement benefits, such as health care and life insurance on the same terms and conditions as other Company salaried employees retiring at the same time. He also is eligible for two executive vehicles under the Executive Evaluation Vehicle Program, consistent with standard benefits under that program. In connection with his retirement arrangement, he agreed not to enter into any arrangement that would be competitive with the Company or any subsidiaries and to maintain confidentiality on all Company matters, refrain from engaging in inimical conduct toward the Company and assist in litigation on the Company’s behalf. In addition, Mr. Smith was deemed eligible to receive a performance-based Restricted Stock Equivalent award for his 2005 performance and he is deemed to have met the minimum holding requirements for any other applicable stock based awards following his retirement.

In order to provide for a smooth transition of Mr. Smith’s duties, the Compensation Committee approved the terms of a consulting agreement dated February 10, 2006, between the Company and Mr. Smith. Under the agreement, Mr. Smith agreed to be available to serve as a consultant on special assignment to the Chairman and Chief Executive Officer commencing on March 1, 2006 and ending November 30, 2006. Mr. Smith’s consulting fee is $225,000, paid $75,000 for each three month period in advance. The fee will be pro-rated if the agreement is terminated prior to the end of any such three month period. During the term of the agreement, Mr. Smith will be reimbursed for customary and reasonable business-related expenses and travel that he is authorized to take, consistent with Company policies and procedures.

During the term of the agreement, Mr. Smith will be provided with an office and computer support when in Dearborn and will be provided travel support services by the Company in making aircraft travel arrangements in connection with services to be provided under the agreement. He will not be entitled to use the Company aircraft. He also will be provided a laptop computer, software, a docking station with monitor, printer, fax machine and wireless support, email, internet connection, and phone service for use during the term of the agreement.

On October 5, 2005, the Company and Mark Fields, Executive Vice President and President — The Americas, entered into an arrangement whereby the Company paid to Mr. Fields a retention payment of $1 million on October 7, 2005. Mr. Fields agreed that if he voluntarily leaves the Company within 24 months of his receipt of the retention payment, Mr. Fields must repay in full the $1 million within two weeks of his departure.

Allan Gilmour retired as Vice Chairman of the Company effective February 1, 2005. Mr. Gilmour is the majority owner of a corporation that operates Ford and Lincoln Mercury franchised dealerships. In January 2005, the dealerships paid to Ford about $137,000 for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $23,000 for services in the ordinary course of business. Also in January 2005 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealership in amounts of about $77,000 and $124,000, respectively.

Effective February 13, 2006, Henry Ford III joined the Company’s labor relations staff. Mr. Ford’s annual salary is approximately $86,000. Mr. Ford is the son of Edsel B. Ford II.

Edsel B. Ford II owns Pentastar Aviation, Inc., an aircraft charter and management and maintenance company. During 2005, the Company paid Pentastar, or its affiliates, approximately $162,000 for services provided to the Company in the ordinary course of business.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company. In 2005, the Company paid Marketing Associates, LLC approximately $65.2 million for marketing and related services provided in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2005, Brandes Investment Partners, L.P., 11988 El Camino Road, Suite 500, San Diego, California 92130, and certain of its affiliates (“Brandes”) owned approximately 8.1% of the common stock of the Company. During 2005, the Company paid Brandes approximately $6.8 million in the ordinary course of business.

Compensation Committee Report on Executive Compensation

(How Ford Determines Executive Compensation)

The Compensation Committee establishes and reviews the overall executive compensation philosophy of the Company and oversees various Company executive compensation plans. The Compensation Committee is composed of four directors, all of whom are considered independent under NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Philosophy Statement

The Company’s Global Compensation and Benefits Strategy is the framework for our approach to compensation. The following philosophy statement was approved by the Compensation Committee:

“Compensation and benefit programs are an important part of the Company’s employment relationship, which also includes challenging and rewarding work, growth and career development opportunities, and being part of a leading company with a diverse workforce and great products. Ford is a global company with consistent compensation and benefits practices that are affordable to the business.

Pay for performance is fundamental to our compensation philosophy. We reward individuals for performance and contributions to business success. Our compensation and benefits package in total will be competitive with leading global companies.”

Purposes

Ford’s executive compensation program aims to:

• Link executives’ goals with your interests as shareholders.

• Attract and retain talented leadership.

• Reinforce accountability by tying executive compensation to Company performance.

• Support business plans and long-term Company goals.

Types of Compensation

Ford utilizes two main types of compensation:

      (1) Annual compensation. This includes salary and bonus. Ford awards bonuses when performance for a specific year reaches the level required under the bonus plan.

      (2) Long-term compensation. This includes performance-based Restricted Stock Equivalents, Performance Stock Rights, stock options and other long-term incentive awards based on common stock. The ultimate value of these awards depends on Company performance and future stock value.

In addition, in special circumstances, the Committee grants awards of cash, stock options and/or restricted or unrestricted stock or Restricted Stock Equivalents to key executives when it deems it appropriate for retention and/or incentive purposes. These special awards may be performance-based.

Factors Considered in Determining Compensation

The Compensation Committee wants the compensation of Ford executives to be competitive with other worldwide automotive companies and with major U.S. companies. The Committee periodically reviews a report from an outside consultant on Ford’s compensation program for executives. The report discusses all aspects of compensation as well as how Ford’s program compares with those of the peer companies. The consultant develops compensation data using a survey of several leading companies picked by the consultant and Ford. General Motors and DaimlerChrysler were included in the survey. Twenty leading companies in other industries also were included. This comparison group includes more peer companies than the one shown in the Stock Performance Graphs on pp. 44 and 45 because the job market for executives goes beyond the auto industry. Companies were picked based on size, reputation, and business complexity. The Committee looks at the size and success of the companies and the types of jobs covered by the survey in determining executive compensation. One goal of Ford’s compensation program over time is to approximate the survey group’s median compensation, adjusted for company size and performance. In 2005, Ford’s executive salaries and long-term incentive grants in the aggregate generally were consistent with this goal. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee determines the compensation of executives as a group and of officers individually.

The Committee reviews all components of the compensation of the Company’s CEO and the other executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains and restricted stock values, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, benefits under the Company’s pension plans, severance benefits, and the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation programs. A tally sheet setting forth all the above components was prepared for and reviewed by the Committee in connection with the Committee’s consideration of compensation for the executive officers.

The Committee also considers the tax deductibility of compensation paid to the Named Executives. Compensation over $1,000,000 paid to the Named Executives generally is not tax deductible by the Company under federal tax law. However, certain performance-based compensation is not subject to the deduction limit. In 2003 and 1998, you approved the terms of the Annual Incentive Compensation Plan and the 1998 Plan so that certain compensation paid to these individuals would be deductible by the Company under federal tax law. Previously, you approved the terms of the 1990 Long-Term Incentive Plan for the same reason. These plans limit the amount of bonuses, stock awards under Performance Stock Rights and stock options that may be granted to any person in any year. In 2002, you approved an amendment to the 1998 Plan which changed the limit on the amount of stock options that may be granted to any Named Executive in any one year. In 2003, your re-approval of the 1998 Plan also covered an amendment to that Plan that clarified that the Compensation Committee may decide that any award otherwise payable in common stock will be paid in whole or in part in cash in an amount equal to the value of the common stock. Although the Company may maximize the deductibility of certain types of compensation under such plans, occasions may occur when the Committee decides to award compensation that is not fully tax-deductible. In the highly competitive auto industry, it is important that the Committee have flexibility in the types of compensation it can offer to attract and/or retain talented executives as well as to provide special incentives.

For 2005, stock options and stock awards under Performance Stock Rights granted to Named Executives were not subject to the deduction limit described above. Awards of Restricted Stock Equivalents made to Named Executives in 2006 (relating to 2005 performance goals) that convert to shares of common stock in 2007 will be subject to the deduction limit.

The Committee reviews the status of equity overhang and dilution under the 1998 Plan on at least a quarterly basis.

Further, in 1994 the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own common stock worth a multiple of salary, ranging from one times salary for vice presidents up to five times salary for the CEO, within five years from taking the relevant position. The Company reviews progress towards achievement of the ownership goals annually.

Annual Compensation

General

Annual compensation for Ford executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

The Committee aims to pay salaries at the median of the survey companies over time, adjusted for company size and performance. The Committee also looks at the specific job duties, the person’s achievements, and other criteria.

Bonuses

The Annual Incentive Compensation Plan provides for annual cash awards to participants based on achievement of specific performance goals relating to a specific year.

For 2005, the Committee set a bonus formula that, for most participants, was based on total company pre-tax profits, relevant business unit pre-tax profits, relevant business unit cost reductions, relevant business unit market share and relevant business unit quality metrics. These criteria were selected as critical to the success of the Company. Performance results against target levels established for each of these criteria were weighted 75% for total Company and business unit pre-tax profits and 25% for business unit cost performance, market share and quality. For some participants, including certain executive officers, whose job responsibilities encompass multiple business units, the performance criteria used for 2005 included attaining specified levels of total Company pre-tax profits, total Company cost reductions, total Company market share and total Company quality metrics. Performance results against target levels established for each of these criteria were weighted 75% for total Company pre-tax profits and 25% for total Company cost performance, market share and quality. Awards may range between 0% and 200% of the target award, depending on actual performance achieved.

The limit, approved by you, on the amount of a bonus award for any of the Named Executives for any year under the Plan is $10,000,000. This limit is not a target. Under the Plan, the Committee sets target awards for Company officers based on each person’s level of responsibility.

The total amount set aside for bonuses in a given year under the Plan depends on Ford’s performance during the year against the performance goals. Individual awards depend on each person’s level of responsibility. The

Committee may increase or decrease individual awards from a formula amount, based on leadership level or salary grade level, to reward a person’s or group’s performance.

Although the bonus formula for 2005 would have generated bonus payments, as part of the Company’s strategy for reducing costs, the Committee decided not to pay bonuses under the Plan for 2005.

For 2005, the Committee established a special performance incentive arrangement for eleven officers in key positions for achieving certain total company specified cost reductions. Based on business results for 2005 against the targeted levels established for the criterion, the Committee had authority to determine the percentage of the target award that was earned, which could range between 0% and 100% depending on actual performance achieved. In addition, individual awards could be increased or decreased based on individual leadership and contribution toward the target to reward a person’s performance. Consistent with the decision not to pay bonuses for 2005 under the Annual Incentive Compensation Plan, the Committee also determined not to pay awards under this special performance incentive arrangement.

For a discussion of performance-based Restricted Stock Equivalents, see “Long-Term Compensation — Restricted Stock Equivalents and Stock Options” below.

Long-Term Compensation

General

Today’s business decisions affect Ford over a number of years. This is why the long-term incentive awards are tied to Ford’s performance and the value of Ford’s common stock over several years.

The charts on pp. 44 and 45 show the long-term performance of Ford’s common stock.

Restricted Stock Equivalents and Stock Options

Restricted Stock Equivalents and stock options are an important part of Ford’s long-term incentive program.

In 2005, the Committee generally granted the opportunity to earn performance-based Restricted Stock Equivalents and ten-year stock options to Vice Presidents and above. The maximum value of the Restricted Stock Equivalents that could be earned replaced the value of 50% of the stock option grant (based on the same Black-Scholes valuation methodology used to calculate the option expense for accounting purposes) that these executives otherwise would have received, based on the factors described below for other employees. The introduction of performance-based Restricted Stock Equivalents in 2005 complements the stock option program and rewards important achievements in areas the Committee identified as critical drivers of long-term success. Following the 2005 performance period, the Committee reviewed performance towards the achievement of specific goals relating to the following metrics: Company performance (60% weight), strategic direction and operational effectiveness (20% weight), leadership (10% weight), and people and culture (10% weight). The data showed that Ford partially met Company performance goals, partially met strategic direction and operational effectiveness goals, mostly met leadership goals, and mostly met people and culture goals. Based on its review of performance results, the Committee determined that 66% of the maximum value of the Restricted Stock Equivalents had been earned by the participants, including the Named Executives. The amounts awarded as Restricted Stock Equivalents to the Named Executives for 2005 performance are included in column (f) of the Summary Compensation Table on p. 36. The Restricted Stock Equivalents have a one-year restriction period and pay Dividend Equivalents in cash during the restriction period. No Dividend Equivalents were paid during the 2005 performance period for this award opportunity. Following the restriction period, shares of Ford stock will be issued, less any shares withheld to cover any tax liability. In approving the use of Restricted Stock Equivalents, the Committee considered various alternatives to stock options and a number of related factors, including incentive and retention goals, accounting treatment, option overhang, potential share dilution and competitive practice.

You have approved a limit on the number of options that may be granted to any Named Executive in any year. This limit, which is not a target, is 5,000,000, as adjusted under the 1998 Plan. All 2005 stock option grants to the

Named Executives were below this limit. The managers who get options gain only when the common stock value goes up.

In 2005, employees, other than Vice Presidents and above, received ten-year options in amounts generally similar to 2004. Factors used in deciding the size of individual option grants for 2005 included the person’s job, the person’s expected role in the Company’s long-term performance, the special retention needs of the Company, the number of options granted to the person in prior years, as well as the total number of options awarded to all employees.

Stock Awards

Certain common stock awards are based on performance against goals created by the Committee over a period of years. In 2005, the Committee granted Performance Stock Rights to Company officers and certain other top executives. These Performance Stock Rights cover the performance period 2005-2007 and pay Dividend Equivalents in cash based on 100% of the targeted payout. From 0% to 150% of these rights may be awarded in the form of common stock after this period ends. The awards are based on total shareholder returns of Ford compared to the shareholder returns of all other Standard & Poor’s 500 companies, total cost performance, global market share, high-time-in-service customer satisfaction and launch customer satisfaction. Each of the five metrics is weighted equally at 20% and includes a minimum payout threshold of 50% (representing 10% of the total targeted payout).

The size of a person’s Performance Stock Rights grant depends on competitive long-term compensation data, the person’s job, and the person’s expected role in Ford’s long-term performance. In general, under the terms of the Performance Stock Rights, less than the maximum number of shares covered by the Performance Stock Right are awarded if the goals are only partly met.

The 1998 Plan sets a limit, approved by you, on the number of shares available as stock awards under Performance Stock Rights to any Named Executive in any year. This limit, which is not a target, is 906,704 shares, as adjusted under the 1998 Plan. The Performance Stock Rights granted in 2005 to any of the Named Executives were below the limit.

The Final Awards of common stock in 2006 under the 1998 Plan covered the performance period 2003-2005. The Committee reviewed Ford’s performance during the 2003-2005 period against goals relating to total shareholder returns relative to the shareholder returns of all other Standard & Poor’s 500 companies, total cost performance, global market share, high-time-in-service customer satisfaction and launch customer satisfaction. The data showed that Ford did not meet the shareholder return goals, did not meet the cost performance goal, did not meet the market share goal, mostly met the high-time-in-service customer satisfaction goal and partially met the launch customer satisfaction goal. Based on this performance, the Plan metrics resulted in awards of 23% of the shares covered by the Performance Stock Rights held by the participants, including the following Named Executives: James J. Padilla, Mark Fields, Donat R. Leclair and Greg C. Smith.

The amounts awarded as Final Awards to those Named Executives listed above for the 2003-2005 performance period are shown as “LTIP Payouts” in column (h) of the Summary Compensation Table on p. 36.

Retirement Plans

Ford’s General Retirement Plan (“GRP”) provides a benefit for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and added benefits for those who make contributions. Ford also has two other retirement plans for such employees in the United States: the Supplemental Executive Retirement Plan (“SERP”) and the Benefit Equalization Plan (“BEP”). Under the SERP, certain executives may receive: (1) an additional monthly benefit after retirement based on years of credited service and final average base salary, and (2) annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. Under the BEP, eligible employees receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations. Each of the Named Executives is eligible for benefits under the GRP, SERP and BEP.

To achieve several business goals, the Committee supported making offers in 2005 under the Select Retirement Plan (“SRP”), a voluntary retirement program offered from time-to-time for select U.S. management employees. In general, the program added three years of age and contributory service for retirement benefits purposes. To be eligible, selected employees generally had to be at least age 52 with 10 or more years of service. Some executives retired during 2005 under this program.

Certain eligible executives who separate from employment after age 55 (age 52 if retiring under SRP) and prior to age 65 are entitled to monthly benefits under the Company’s Executive Separation Allowance Plan from the date of separation to age 65. The amount of the benefit is a percentage of monthly salary based on age and service (including SRP age and service credits) equal to 1% per year of service (but not less than 15%) plus  1/2% for each month that age at separation exceeds 55. More information on these programs is on pp. 45-47.

Perquisites

The Company provided certain perquisites to senior management in 2005, the most significant of which are summarized below.

Company Aircraft: The Chairman and CEO and the President and COO were required to use Company aircraft for all business and personal air travel for security reasons. The families of these officers were allowed to accompany them on the Company aircraft. The Executive Vice President, President of The Americas was permitted to use Company aircraft to travel to and from his home on weekends. No other executive was permitted to use the Company aircraft for personal reasons in 2005. With respect to the Chairman and CEO, the Company received a recommendation by an independent third-party security firm recommending the adoption of a comprehensive security plan, including the requirement that the Chairman and CEO be required to use Company aircraft for all travel.

For 2005 and prior years, we valued the incremental cost of the personal use of the Company aircraft using a method that takes into account: (i) the variable cost per flight hour; (ii) landing/parking/hangar storage expenses; and (iii) any customs, foreign permit and similar fees. The incremental cost for personal use of Company aircraft is included in column (e) of the Summary Compensation Table on p. 36.

Evaluation Vehicle Program: The Company maintains a program that provides senior management with the use of two Company vehicles. The vehicles are rotated every year and the senior managers that participate in the program are required to provide written evaluations of the vehicles. Most managers must rotate their vehicle choices among the different vehicle brands of the Company based on a pre-determined schedule. Those managers whose responsibilities are focused on a particular vehicle brand are required to drive vehicles related to that brand. For the Named Executive Officers, the cost of the vehicles and related fuel is included in column (e) of the Summary Compensation Table on p. 36.

Security and Other Services: For certain executive officers, the Company provides a home security evaluation and security system. The cost of the evaluation and system is included in column (e) of the Summary Compensation Table on p. 36. The Company also provides an allowance to senior executives for financial counseling services and estate planning. The Company pays for approximately 75% of the cost of this service and it is reflected in column (e) of the Summary Compensation Table on p. 36.

CEO Compensation

Annual Compensation

Mr. Ford received a restricted stock grant in March 2005 with a one year restriction period, in lieu of paying him a cash salary of $375,000 for the first quarter of 2005. The number of shares granted to Mr. Ford was based on the fair market value of the common stock on the date of grant. In deciding to pay Mr. Ford’s salary in restricted stock, the Committee considered various alternatives and related factors, including accounting treatment, option overhang, potential share dilution, other long-term incentives, total compensation package and competitive compensation levels and practices. (See column (f) of the Summary Compensation Table and footnote 2 on pp. 36-37.) The amount of Mr. Ford’s salary was not increased during 2005.

In May 2005, the Committee and Mr. Ford agreed to amend Mr. Ford’s compensation arrangement such that Mr. Ford would forego any new compensation (including salary, bonus or other awards) until such time as the Committee and Mr. Ford determine that the Company’s Automotive sector has achieved sustained profitability. As a result, he did not receive any form of salary for the second, third or fourth quarter of 2005. He also did not receive a bonus award under the Annual Incentive Compensation Plan for 2005. For more details regarding the bonus program, which provided a strong incentive for achieving performance goals and would have generated payments, see “Annual Compensation — Bonuses” above.

Mr. Ford was awarded Restricted Stock Equivalents for 2005 performance under the 1998 Plan. See “CEO Compensation — Long-Term Compensation” below. His eligibility for this award had been established prior to the May 2005 agreement and was not meant to be covered by it, as clarified in the terms of a February 2006 agreement between the Company and Mr. Ford. See Certain Relationships and Related Transactions section on p. 23. Mr. Ford has committed to donate shares representing the final award received from this performance-based opportunity to charitable organizations of his choice when the restriction period lapses and the Restricted Stock Equivalents convert to unrestricted shares of common stock in 2007.

Long-Term Compensation

Mr. Ford was not granted any Performance Stock Rights as part of his long-term incentive grants in 2005. In lieu of other long-term incentive compensation, on March 11, 2005 Mr. Ford was granted stock options and an opportunity to earn Restricted Stock Equivalents.

In deciding the value of his stock option grant (shown in column (f) of the Options/ SAR Grants Table on p. 40), the Committee considered the complexity and duties of his job, his role in achieving the Company’s long-term goals, the importance of tying his compensation to the long-term performance of Ford stock, the amount of other long-term incentives that he otherwise would have been granted during 2005 and the value of his total compensation package for 2005. The number of shares covered by this stock option grant was based on the Black-Scholes value of the options at the time of grant.

The maximum value of the Restricted Stock Equivalents that could be earned for 2005 replaced the value of 50% of the stock option grant (based on a Black-Scholes valuation) that he otherwise would have received. Following the 2005 performance period, the Committee reviewed his leadership and performance towards the achievement of specific goals, which included Company performance (60% weight), strategic direction and operational effectiveness (20% weight), leadership (10% weight), and people and culture (10% weight). Based on its review of performance results, the Committee determined that he earned 66% of the maximum value of the Restricted Stock Equivalents. (See column (f) of the Summary Compensation Table on p. 36.) For more details on the Restricted Stock Equivalent program for 2005, see “Long-Term Compensation — Restricted Stock Equivalents and Stock Options” above. The Committee also considered his job responsibilities and his leadership in the Company’s cost reduction efforts, decision making, strategic thinking, relationship building and development of the senior executive team. The Committee also considered the combined views of the Committee and other non-employee directors of the Company on his 2005 accomplishments.

The value of the stock options and Restricted Stock Equivalents granted to Mr. Ford depends on Ford’s future success — and whether that success is reflected in the value of the common stock.

Tax Deductibility

Finally, the Committee considered the deductibility of Mr. Ford’s compensation under the tax laws. As discussed above, you previously approved plan amendments and new plans allowing Ford to deduct, for federal income tax purposes, part of his compensation (as well as that of other Named Executives) for tax years starting with 1995. (See “Factors Considered in Determining Compensation” on pp. 28-29.)

Value of Total Compensation for 2005, 2004 and 2003

The SEC has proposed new rules regarding the disclosure of executive compensation. Although currently not required, the Committee decided to provide additional information regarding executive compensation in the spirit of the proposed rules. Set forth in the table below is a summary of the dollar values of the total annual compensation provided, granted to, or received by each of the Named Executives during the years ended December 31, 2005, 2004 and 2003. (The totals in column (c) equal the sum of amounts in columns (d), (e), (f), (g), and (h).) Although the table below includes many aspects of the SEC’s proposed rules, the Committee has not included all of the information referred to in the proposed rules because of the possibility of changes or clarifications in the final rules. Except for the inclusion of the Black-Scholes values for option awards shown in column (g) and the total compensation shown in column (c), in general the table below contains information in the current Summary Compensation Table on p. 36 organized in a format similar to the proposed rules. Shareholders should review all of the compensation disclosures for the Named Executives contained in this report and the following pages in order to more fully understand their compensation. For instance, the “Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values” table on p. 41 shows that the realizable value of all of Mr. Ford’s in the money options at December 31, 2005, totaled $21,758 for exercisable options and $22,418 for unexercisable options, significantly less than the Black-Scholes values on the dates of the grants shown in column (g).

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)
						Stock	Options	All Other
Name and Principal						Award(s)	Awards	Compensation
Position	Year	Total($)	Salary($)	Bonus($)		($)(1)	($)(2)	($)(3)

William Clay Ford, Jr. (4)	2005	13,298,279	—	—		5,331,525	7,499,999	466,755
Chairman and CEO	2004	22,223,774	—	—		11,919,523	9,999,996	304,255
	2003	14,774,395	—	—		1,503,391	13,060,001	211,003

James J. Padilla	2005	6,752,248	1,458,333	—	(5)	1,986,781	2,799,998	507,136
President and	2004	7,772,802	966,667	1,180,000		4,789,827	475,125	361,183
Chief Operating Officer	2003	3,378,881	900,000	900,000		968,000	475,000	135,881

Mark Fields	2005	3,209,832	972,500	—	(5)	215,470	389,375	1,632,487
Executive Vice President,	2004	2,663,242	740,000	836,000		528,872	231,000	327,370
President — The Americas	2003	1,623,063	525,000	600,000		0	190,000	308,063

Donat R. Leclair	2005	1,580,122	916,667	—	(5)	186,619	389,375	87,461
Executive Vice President,	2004	2,393,106	750,000	855,000		497,897	231,000	59,209
Chief Financial Officer	2003	1,233,198	464,167	650,000		0	79,800	39,231

Greg C. Smith	2005	1,596,949	880,000	—	(5)	215,470	389,375	112,104
Former Vice Chairman	2004	2,528,856	756,667	836,000		621,797	231,000	83,392
	2003	1,450,952	556,250	650,000		0	190,000	54,702

(1)Amounts shown reflect the fair market values of common stock on the dates of the grants. Amounts include the values of restricted stock and Restricted Stock Equivalents (see column (f) of the Summary Compensation Table on p. 36 and footnote 2 on pp. 36-37); the value of unrestricted common stock awarded as a bonus in 2003 (see column (d) of the Summary Compensation Table on p. 36 and footnotes 10, 12, 14 and 16 on pp. 38-39); and the value of the LTIP Payouts (see column (h) of the Summary Compensation Table on p. 36 and footnote 4 on p. 37).

(2)Amounts shown reflect the Black-Scholes values of the option grants on the dates of the grants (see column (g) of the Summary Compensation Table on p. 36). Whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the options’ exercise price, as well as on the grantee’s investment decisions. Options that are “in the money” on a given day can become “out of the money” if prices change on the stock market. For these reasons, the Committee believes that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

(3)Amounts shown include the amounts shown in column (e) and column (i) of the Summary Compensation Table on p. 36. Because we do not know what the final rules will require to be included in an “All Other Compensation” column, the Committee only included those amounts that are currently required to be included in column (e) and column (i) of the Summary Compensation Table on p. 36. For example, amounts shown in column (h) above do not include the value of gains on deferred compensation or retirement benefits. For a description of retirement benefits, see the Retirement Plans section on pp. 45-47.

(4)Please refer to the Summary Compensation Table on p. 36 and related footnotes on pp. 36-38 relative to Mr. Ford’s salary and bonus for the years indicated.

(5)Please refer to footnotes 10, 12, 14 and 16 on pp. 38 and 39.

Compensation Committee

Marie-Josée Kravis (Chair)
John R. H. Bond
Richard A. Manoogian
Robert E. Rubin

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of John R. H. Bond, Marie-Josée Kravis, Richard A. Manoogian and Robert E. Rubin, none of whom is an employee or a current or former officer of the Company. John R. H. Bond is the Group Chairman and an executive director of HSBC Holdings plc, and Robert E. Rubin is Chairman of the Executive Committee and member of the Office of the Chairman of Citigroup Inc. Both HSBC Holdings plc and Citigroup Inc., or their affiliates, provided investment banking services to the Company in 2005.

Compensation of Executive Officers

The table below shows the before-tax compensation for the last three years for William Clay Ford, Jr., who served as CEO, and the four next highest paid executive officers at the end of 2005.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation

		Annual Compensation					Awards		Payouts

(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)
								Securities
						Other	Restricted	Underlying
						Annual	Stock	Options/	LTIP	All Other
Name and Principal						Compensation	Award(s)	SARs	Payouts	Compensation
Position	Year	Salary($)		Bonus($)		($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

William Clay Ford, Jr.(6)	2005		(7)		(8)	466,755	5,331,525	1,685,393	0	0
Chairman and CEO	2004		(7)		(8)	304,255	11,919,523	1,587,301	0	0
	2003		(7)		(8)	211,003	1,503,391	4,486,493	0	0

James J. Padilla(9)	2005	1,458,333			(10)	485,886	1,851,541	629,213	135,240	21,250
President and	2004	966,667		2,034,910	(10)	346,179	3,761,457	100,000	173,460	15,004
Chief Operating Officer	2003	900,000		900,000		135,881	968,000	250,000	0	0

Mark Fields (11)	2005	972,500			(12)	619,287	161,374	87,500	54,096	1,013,200
Executive Vice President and	2004	740,000		1,009,460	(12)	315,336	231,512	50,000	123,900	12,034
President — The Americas	2003	525,000		600,000		308,063	0	100,000	0	0

Donat R. Leclair (13)	2005	916,667			(14)	73,961	161,374	87,500	25,245	13,500
Executive Vice President and	2004	750,000		1,016,070	(14)	47,209	231,512	50,000	105,315	12,000
Chief Financial Officer	2003	464,167		650,000		39,231	0	42,000	0	0

Greg C. Smith(15)	2005	880,000			(16)	98,904	161,374	87,500	54,096	13,200
Former Vice Chairman	2004	756,667		1,120,970	(16)	71,192	231,512	50,000	105,315	12,200
	2003	556,250		650,000		54,702	0	100,000	0	0

Notes

(1)Amounts shown include the value of Dividend Equivalents paid to the following Named Executives under the Long-Term Incentive Plan in 2005 as follows:

Named Executive	Market Value

William Clay Ford, Jr.	$83,399
James J. Padilla	$169,661
Mark Fields	$67,632
Donat R. Leclair	$55,418
Greg C. Smith	$61,818

Also, amounts shown include certain tax reimbursements and, for Mr. Fields, Mr. Ford, and Mr. Padilla, the aggregate incremental cost to the Company of providing various perquisites and personal benefits. For Mr. Fields, it includes $214,479 for personal use of Company aircraft in 2005. For Mr. Ford, it includes $144,596, $205,794 and $297,201, for required personal use of Company aircraft in 2003, 2004 and 2005, respectively. For Mr. Padilla, it includes $156,251 and $204,672 for required personal use of Company aircraft in 2004 and 2005, respectively. Also, for Mr. Fields amounts include certain compensation and reimbursements related to international assignments.

(2)Amounts shown in column (f) reflect the fair market value of common stock on the date of grant. Mr. Ford received 113,122 and 240,288 Restricted Stock Equivalents as a bonus for 2003 and 2004, respectively. Restrictions on the Restricted Stock Equivalents awarded to Mr. Ford lapsed one year from the date of grant (see footnote 8 below). Pursuant to Mr. Ford’s commitment at the time of his 2003 bonus award, he donated 113,122 shares of common stock to the William Clay Ford, Jr. Scholarship Program on March 12, 2005, the date the restrictions lapsed. Similar to his commitment regarding his 2003 bonus, Mr. Ford donated shares representing one-half of his 2004 bonus grant of Restricted Stock Equivalents to the William Clay Ford, Jr. Scholarship Program and one-half to other charities on March 11, 2006, the date the restrictions lapsed. Mr. Ford also received 103,882 shares of restricted common stock for his service as CEO during 2004 in lieu of a cash salary and an award of 600,720 shares of restricted common stock for his performance during 2004. Restrictions on these shares lapsed one year from the date of grant. Mr. Ford also received 32,837 restricted shares of common stock for his service as CEO for the first quarter of 2005 in lieu of a cash salary. Restrictions on these shares lapsed one year from the date of grant. Mr. Ford received 632,587 Restricted Stock Equivalents on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see “Compensation Committee Report — CEO Compensation” on pp. 33-34 and Certain Relationships and Related Transactions section on p. 23). Restrictions on these Restricted Stock Equivalents lapse one year from the date of grant and, similar to his 2003 and 2004 awards, Mr. Ford has committed to donate shares representing this award to charities of his choice when the restrictions lapse in 2007.

Mr. Padilla received 100,000 restricted shares of common stock on January 3, 2003, in connection with his appointment as Executive Vice President of the Company. Restrictions on these shares lapsed on January 1, 2006. Additionally, Mr. Padilla was awarded 30,486 and 19,514 Restricted Stock Equivalents on March 12, 2004 and May 1, 2004, respectively. The March 12 grant was part of his long-term incentive grants for 2004 and the May 1 grant was in connection with his appointment as Chief Operating Officer of the Company. Restrictions on each of the March 12 and May 1 grants lapse two years from the date of grant. In March 2005, Mr. Padilla also was awarded 246,696 shares of restricted common stock for his performance during 2004 and restrictions on these shares lapsed one year from the date of grant. Mr. Padilla was also awarded 236,166 Restricted Stock Equivalents on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see column (f) and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). Restrictions on these Restricted Stock Equivalents lapse one year from the date of grant.

Messrs. Fields, Leclair and Smith also were awarded 20,583 Restricted Stock Equivalents, respectively on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see column (f) and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). Restrictions on these Restricted Stock Equivalents lapse one year from the date of grant.

Additionally, Messrs. Fields, Leclair, and Smith each received a grant of 17,420 Restricted Stock Equivalents on March 12, 2004 as part of their long-term incentive grants. Restrictions on these Restricted Stock Equivalents lapsed two years from the date of grant.

Listed below are the total number of restricted shares of common stock and/or Restricted Stock Equivalents owned by each of the following Named Executives as of December 31, 2005 and the total values thereof based on the market value of the Company’s common stock on December 30, 2005: William Clay Ford, Jr., 873,845 shares ($6,746,083); James J. Padilla, 396,696 shares ($3,062,493); Mark Fields, 17,420 shares ($134,482); Donat R. Leclair, 17,420 shares ($134,482); and Greg C. Smith, 17,420 shares ($134,482). Holders of restricted shares of common stock receive the same cash dividends as other shareholders owning common stock and holders of Restricted Stock Equivalents generally receive Dividend Equivalents.

(3)In general, under the 1998 Plan, stock appreciation rights may be granted along with the grant of options to executive officers. Exercise of a stock appreciation right cancels the related stock option, and vice versa.

(4)These amounts represent the value of Final Awards in unrestricted common stock under the 1998 Plan awarded in 2005 and 2006 for the 2002-2004 and 2003-2005 performance periods, respectively. Final Awards are based on the attainment of performance goals and on individual performance. No amounts are shown in 2003 because no Final Awards were made in 2004 for the 2001-2003 performance period.

(5)These amounts are: (a) matching contributions by Ford under the Savings and Stock Investment Plan for Salaried Employees (“SSIP”) and (b) the values of certain credits provided to the Named Executives under the Benefit

Equalization Plan (“BEP”). Under the BEP, Ford provides benefits substantially equal to benefits that could not be provided under the SSIP because of limitations under the Internal Revenue Code. From January 2002 through June 2004, the Company suspended SSIP matching contributions and related BEP credits. Effective July 1, 2005, the Company again suspended the SSIP matching contributions and related BEP credits. For 2005, the amounts shown in column (i) as SSIP matching contributions and BEP credits respectively, are as follows:

	SSIP
	Matching		BEP
Person	Contributions		Credits

James J. Padilla	$3,150	and	$18,100
Mark Fields	$3,150	and	$10,050
Donat R. Leclair	$3,150	and	$10,350
Greg C. Smith	$3,150	and	$10,050

Additionally, for Mr. Fields the amount for 2005 includes a retention payment of $1 million (see Certain Relationships and Related Transactions section on p. 26).

(6)For 2003, 2004 and 2005 Mr. Ford’s compensation was for his service as Chairman and CEO. In addition, he was granted 4,000,000 stock options in 2003, 1,587,301 stock options in 2004 and 1,685,393 stock options in 2005, in lieu of other long-term incentive awards.

(7)Mr. Ford’s salary of $1,500,000 for 2003 for his service as CEO was paid in the form of 486,493 stock options (see column (g) above). Mr. Ford’s salary for his service as CEO in 2004 was paid in the form of 103,882 shares of restricted stock (see column (f) and footnote 2 above). Mr. Ford’s salary for his service as CEO for the first quarter of 2005 was paid in the form of 32,837 shares of restricted stock (see column (f) and footnote 2 above). Pursuant to his arrangement with the Compensation Committee, Mr. Ford did not receive any salary compensation for his service as CEO for the remainder of 2005 (see Certain Relationships and Related Transactions section on p. 23).

(8)Mr. Ford was awarded 632,587 Restricted Stock Equivalents on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see column (f), footnote 2 above, and “Compensation Committee Report — CEO Compensation” on pp. 33-34). Mr. Ford’s bonuses for 2003 and 2004 were paid in the form of 113,122 and 240,288 Restricted Stock Equivalents, respectively (see column (f) and footnote 2 above). In addition, Mr. Ford received 600,720 shares of restricted stock for his performance in 2004 (see column (f) and footnote 2).

(9)Mr. Padilla’s compensation from January 2003 until September 10, 2003, was for his service as Executive Vice President, President of North America. From September 10, 2003 until December 15, 2003, Mr. Padilla’s compensation was for his service as Executive Vice President, President North and South America. From December 15, 2003 until April 22, 2004, Mr. Padilla’s compensation was for his service as Executive Vice President, President of The Americas. For the remainder of 2004 until February 2005, Mr. Padilla’s compensation was for his service as Chief Operating Officer and Chairman, Automotive Operations. For the remainder of 2005, Mr. Padilla’s compensation was for his service as President and Chief Operating Officer.

(10)Mr. Padilla was awarded 236,166 Restricted Stock Equivalents on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see column (f), footnote 2 above, and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). Mr. Padilla’s bonus for 2004 consisted of a cash award of $1,180,000 under the Annual Incentive Compensation Plan, and grants of 69,000 shares of unrestricted common stock and 246,696 shares of restricted common stock for his performance in 2004 under the 1998 Plan (see column (f) and footnote 2 above).

(11)Mr. Fields’s compensation from January 2003 until May 2004 was for his service as Group Vice President, Premier Automotive Group. From May 2004 until October 2005, Mr. Fields’s compensation was for his service as

Executive Vice President, Ford of Europe and Premier Automotive Group. For the remainder of 2005, Mr. Fields’s compensation was for his service as Executive Vice President, President — The Americas.

(12)Mr. Fields was awarded 20,583 Restricted Stock Equivalents on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see column (f), footnote 2 above, and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). Mr. Fields’s bonus for 2004 consisted of a cash award of $836,000 under the Annual Incentive Compensation Plan and a grant of 14,000 shares of unrestricted common stock under the 1998 Plan.

(13)Mr. Leclair’s compensation from January 2003 until August 2003 was for his service as Vice President, Controller. From August 2003 until December 31, 2004, Mr. Leclair’s compensation was for his service as Group Vice President and Chief Financial Officer. For 2005, Mr. Leclair’s compensation was for his service as Executive Vice President and Chief Financial Officer of Ford.

(14)Mr. Leclair was awarded 20,583 Restricted Stock Equivalents on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see column (f), footnote 2 above, and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). Mr. Leclair’s bonus for 2004 consisted of a cash award of $855,000 under the Annual Incentive Compensation Plan and a grant of 13,000 shares of unrestricted common stock under the 1998 Plan.

(15)Mr. Smith’s compensation for 2003 and until April 22, 2004, was for his services as a Ford Group Vice President and Chairman and Chief Executive Officer, Ford Motor Credit Company. For the remainder of 2004 and until October 2005, Mr. Smith’s compensation was for his service as Executive Vice President, President — The Americas. For the remainder of 2005, Mr. Smith’s compensation was for his service as Vice Chairman.

(16)Mr. Smith was awarded 20,583 Restricted Stock Equivalents on March 10, 2006, as part of a performance-based long-term incentive program for 2005 performance (see column (f), footnote 2 above, and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). Mr. Smith’s bonus for 2004 consisted of a cash award of $836,000 under the Annual Incentive Compensation Plan and a grant of 23,000 shares of unrestricted common stock under the 1998 Plan.

Stock Options

The 1998 Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the options’ exercise price, as well as on the grantee’s investment decisions. Options that are “in the money” on a given date can become “out of the money” if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

The following two tables give more information on stock options.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR(1)

					Grant Date
	Individual Grants				Value

(a)	(b)	(c)	(d)	(e)	(f)
		% of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise
	Underlying	Employees	or Base		Grant Date
	Options/SARs	in Fiscal	Price	Expiration	Present
Name	Granted(#)	Year	($/Sh)	Date	Value $(2)

William Clay Ford, Jr.	1,685,393	6.02%	12.49	3/10/2015	7,499,999

James J. Padilla	629,213	2.25%	12.49	3/10/2015	2,799,998

Mark Fields	87,500	0.31%	12.49	3/10/2015	389,375

Donat R. Leclair	87,500	0.31%	12.49	3/10/2015	389,375

Greg C. Smith	87,500	0.31%	12.49	3/10/2015	389,375

Notes

(1)The exercise price of the stock options is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the grant date.

In general, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant.

(2)These values were determined using the Black-Scholes option pricing methodology at the time of grant. No adjustments were made for non-transferability of the options or for the risk of forfeiture. The following assumptions were used in the calculations:

March 11

Common stock price volatility:	41.9%
Risk-free rate of return:	4.4%
Annualized dividend yield:	3.2%

We use a seven-year assumption for valuing option grants for Named Executives. The ultimate value of the options, if any, will depend on the future value of the common stock and the grantee’s investment decisions, neither of which can be accurately predicted.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/ SAR VALUES

(a)	(b)	(c)	(d)	(e)
			Number of Securities	Value of
			Underlying/Unexercised	Unexercised
			Options/SARs	In-the-Money
			at FY-End	Options/SARs
			(#)	at FY-End($)(1)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)	Unexercisable	Unexercisable

William Clay Ford, Jr.	1,514,795	2,106,878	5,016,482/	21,758/
			4,304,282	22,418

James J. Padilla	13,246	33,512	485,459/	11,773/
			781,213	14,450

Mark Fields	—	—	325,580/	5,610/
			155,000	5,779

Donat R. Leclair	—	—	288,577/	4,713/
			135,280	2,428

Greg C. Smith	13,246	42,387	389,043/	8,968/
			155,200	5,780

Notes

(1)These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock’s closing price on the New York Stock Exchange on December 30, 2005) and the exercise prices of the options. “In-the-money” means that the fair market value of the common stock is greater than the option’s exercise price on the valuation date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans, including the Long-Term Incentive Plans.

					Number of Securities
					Remaining Available for
					Future Issuance Under
	Number of Securities to be				Equity Compensation
	Issued Upon Exercise of		Weighted-Average Exercise		Plans (Excluding
	Outstanding Options,		Price of Outstanding Options,		Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights($)		Column (a))

	(a)		(b)		(c)(1)

Equity compensation plans approved by security holders	251,853,179	(2)	18.53	(3)	134,733,082

Equity compensation plans not approved by security holders	0	(4)	0	(4)	0

Total	251,853,179		18.53		134,733,082

(1)The number of securities remaining available for future issuance under the 1998 Plan is based on a formula. The 1998 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Stock Rights and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 1998 Plan. As of December 31, 2005, the total number of issued shares of common stock was 1,836,953,720 shares and 2% of such number is 36,739,074. 3% of such number is 55,108,611. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2006, 79,623,070 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired or forfeited Plan Awards. The Company cannot grant additional awards under the 1990 Long-Term Incentive Plan.

The total shares available for issuance include the following:

(i)	134,731,682 shares under the 1998 Plan; and

(ii)	1,400 shares under the Restricted Stock Plan for Non-Employee Directors.

Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents.

On March 10, 2006, Mr. Ford was awarded 632,587 Restricted Stock Equivalents as part of a performance based long-term incentive program for 2005 performance (see column (f), footnote 2 of the Summary Compensation Table on pp. 36-37, and “Compensation Committee Report — CEO Compensation” on pp. 33-34). Also on March 10, 2006, Mr. Padilla was awarded 236,166 Restricted Stock Equivalents as part of a performance-based long-term incentive program for 2005 performance (see column (f), footnote 2 of the Summary Compensation Table on pp. 36-37, and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). In addition, on March 10, 2006, Messrs. Fields, Leclair and Smith were each awarded 20,583 Restricted Stock Equivalents as part of a performance-based long-term incentive program for 2005 performance (see column (f), footnote 2 of the Summary Compensation Table on pp. 36-37, and “Compensation Committee Report — Long-Term Compensation — Restricted Stock Equivalents and Stock Options” on pp. 30-31). Additionally, 220,501 shares of unrestricted common stock were issued to certain executives and former executives on March 10, 2006 as Final Awards for the 2003-2005 performance period under the 1998 Plan. In addition, pursuant to a contract with a consultant a certain individual is to be paid in the aggregate $125,000 per quarter in restricted stock under the 1998 Plan. It is not possible to determine the number of these shares to be issued since it depends on the fair market value of common stock at the time of issuance.

(2)This number includes the following:

(i)	Long-Term Incentive Plans
242,672,526 shares subject to options; 866,129 shares covered by Restricted Stock Equivalents; 561,729 shares representing the maximum number of shares covered by Restricted Stock Equivalents that may be earned pursuant to rights granted, assuming the maximum payout level is achieved; and 7,650,921 shares representing the maximum number of shares that may be issued pursuant to Performance Stock Rights, assuming the maximum payout level is achieved;

(ii)	Restricted Stock Plan for Non-Employee Directors 1,400 shares covered by Restricted Stock Equivalents; and

(iii)	Deferred Compensation Plan 100,474 shares, which is the approximate number of shares to be issued.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

(3)This is the weighted-average exercise price of 242,672,526 options outstanding under the Long-Term Incentive Plans.

(4)As a result of the merger of The Hertz Corporation into Ford FSG II, Inc., an indirect wholly-owned subsidiary of Ford, 2,655,182 outstanding Ford options resulted from a conversion of Hertz options to Ford options that are governed by the terms of the Hertz Long-Term Equity Compensation Plan (the “Hertz Plan”). The weighted-average exercise price of these options is $36.90. The former Hertz shareholders approved the Hertz Plan. No future awards may be granted under the Hertz Plan.

Performance Stock Rights

Under the 1998 Plan, eligible employees may receive non-transferable Performance Stock Rights. A Performance Stock Right is the right to receive, after a specified performance period, a Final Award of up to a certain number of shares of common stock. The number of shares depends on whether the Performance Stock Right’s performance goals are achieved and, for employees who are not Named Executives, on the employee’s individual performance.

The following table shows information on 2005 grants of Performance Stock Rights to the Named Executives listed below.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR(1)

			Estimated Future Payouts
			under Non-Stock Price-Based Plans(2)

(a)	(b)	(c)	(d)	(e)	(f)
		Performance
	Number of	or Other
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout	(#)	(#)	(#)

William Clay Ford, Jr.	0 PSRs	—	—	—	—

James J. Padilla	100,000 PSRs	2005-07	10,000	100,000	150,000

Mark Fields	75,000 PSRs	2005-07	7,500	75,000	112,500

Donat R. Leclair	75,000 PSRs	2005-07	7,500	75,000	112,500

Greg C. Smith	75,000 PSRs	2005-07	7,500	75,000	112,500

Notes

(1)These entries represent the number of shares specified in Performance Stock Rights granted in 2005.

(2)The threshold amount for these Performance Stock Rights is 10% of the targeted payout and, if actual Company performance falls below a certain level, no payments are made. The target amount is earned if Company performance reaches a certain level. The maximum amount that can be earned is 150% of the targeted amount.

Performance Stock Rights

The Compensation Committee decides the number of shares to be included in a Final Award by determining the extent to which certain performance goals were achieved. Usually, Performance Stock Rights are granted each year. The performance period is ordinarily three years. For 2005, performance goals for the Performance Stock Rights reported in column (b) of the table cover the 2005-2007 period and include essentially the same performance measures for each of the Named Executives who received grants. The performance goals and the mechanics of receiving a Final Award are more fully discussed on p. 31.

Dividend Equivalents paid in 2005 to the Named Executives in cash are reported in column (e) of the Summary Compensation Table on p. 36. No Final Awards were made for the 2001-2003 performance period. The value of Final Awards of common stock made to the Named Executives for the 2002-2004 and the 2003-2005 performance periods are reported in column (h) of the Summary Compensation Table on p. 36.

The amount ultimately realized for a Final Award will depend on the value of the common stock when the award is made, or if restricted, when the restrictions lapse and on the “earning out conditions.” Under these conditions, if an employee quits, retires without Company approval, is released in Ford’s best interest, is discharged, or engages in competitive activity after termination, all of the employee’s undistributed Final Awards, as well as outstanding Performance Stock Rights, will be forfeited and canceled unless a waiver is granted by the Committee. Further, all of the employee’s rights under any award will be forfeited if the Committee determines that the employee acted in a manner that is unfavorable to Ford’s best interests. After any restriction period ends, however, shares of common stock representing a Final Award are distributed to the employee free of restrictions and conditions.

Stock Performance Graphs

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against the Standard & Poor’s 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Ford chose the other principal U.S. auto manufacturer — General Motors — as its peer issuer for the graph. We think this approach is more informative since a relevant line of business index would merely combine the U.S. automakers. In addition to the five-year graph, we are providing a similar performance graph covering a ten-year period. Both graphs assume an initial investment of $100, reinvestment of dividends and, in the case of Ford common stock, an adjustment to reflect the impact of the spin-off of Ford’s interests in Associates First Capital Corporation on April 7, 1998 and Visteon Corporation on June 28, 2000, as well as the Company’s recapitalization and merger, also known as the Value Enhancement Plan, on August 2, 2000.

COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

Indexed Returns

		Base	Years Ending
		Period
		Dec.	Dec.	Dec.	Dec.	Dec.	Dec.
Company/Index		2000	2001	2002	2003	2004	2005
	FORD MOTOR COMPANY	100	70	43	77	72	40
	S&P 500 INDEX	100	88	69	88	98	103
	GENERAL MOTORS CORP	100	99	78	119	94	49

COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

Indexed Returns

		Base	Years Ending
		Period
		Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.
Company/Index		1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
	FORD MOTOR COMPANY	100	117	184	340	319	266	186	114	203	191	105
	S&P 500 INDEX	100	123	164	211	255	232	204	159	205	227	238
	GENERAL MOTORS CORP	100	109	129	157	198	143	142	112	171	134	69

Retirement Plans

Ford’s General Retirement Plan (“GRP”) provides a benefit for each year of non-contributory participation by employees in the United States, and added benefits for those who make contributions. Ford also has two other retirement plans for employees in the United States: the Supplemental Executive Retirement Plan (“SERP”) and the Benefit Equalization Plan (“BEP”). Under the SERP, certain executives may receive: (1) an additional monthly benefit after retirement based on years of credited service and final average base salary, and (2) annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. Under the BEP, eligible employees receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations. Each of the Named Executives is eligible for benefits under the GRP, SERP and BEP.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 2006. Benefits are shown for various rates of final average base salary, are based on the election of a 65% survivorship option and assume that employee contributions were made for the indicated periods.

Employees contribute at the rate of 1 1/2% of base salary up to the applicable limits of the Internal Revenue Service — $210,000 in 2005. The table shows total annual amounts payable under the GRP, SERP and BEP, including amounts relating to employee contributions.

ANNUAL CONTRIBUTORY PENSIONS

Years of Service
Final
Average
Base Salary	20 Years	25 Years	30 Years	35 Years	40 Years

$200,000	$82,200	$102,900	$123,100	$143,700	$162,900

400,000	193,600	242,400	289,800	338,600	383,500

600,000	299,100	374,300	447,600	522,900	592,100

800,000	408,500	511,300	611,400	714,200	808,700

1,000,000	512,000	640,800	766,200	895,000	1,013,300

1,200,000	637,700	770,300	921,000	1,075,900	1,217,900

1,400,000	746,800	934,800	1,117,700	1,305,700	1,478,500

1,600,000	854,300	1,069,300	1,278,500	1,493,500	1,691,100

1,800,000	961,700	1,203,800	1,439,300	1,681,400	1,903,700

2,000,000	1,069,200	1,338,300	1,600,100	1,869,200	2,116,300

GRP and BEP benefits are computed by averaging the employee’s highest five consecutive annual base salaries that occur while the employee is making contributions during the last ten years that the employee is making contributions. SERP benefits generally are computed by averaging the employee’s final five year-end annual base salaries immediately before retirement.

In 2002, the Board of Directors amended the BEP to provide that William Clay Ford, Jr., who is eligible to participate in the GRP only on a non-contributory basis because he does not receive a cash salary, accrues an equalization benefit under the BEP. The equalization benefit provides, in combination with the GRP non-contributory benefit, an amount equal to the amount Mr. Ford would have received under the GRP using the notional base annual salary and assuming that Mr. Ford would have been a contributing member.

As of December 31, 2005, the credited years of service for each of the following Named Executives were as follows: Mark Fields, 16 years; William Clay Ford, Jr., 19 years; Donat R. Leclair, 30 years; James J. Padilla, 38 years (includes 0.8 years credited under certain non-qualified plans; see Certain Relationships and Related Transactions section on p. 24); and Greg C. Smith, 32 years.

The GRP and BEP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In addition to the GRP and BEP, Ford from time to time may offer a voluntary retirement program for select U.S. management employees called the Select Retirement Plan (“SRP”). The SRP adds three years of age and contributory service to the employee for retirement benefits purposes, with a 15% floor on the increase of the employee’s monthly benefits under any applicable retirement plans. The SRP generally calculates the five-year final average salary by using final salary for three of the five years. To participate in the SRP, an employee must be selected by management and generally must be at least age 52 and have ten or more years of service. Certain eligible executives who separate from employment after age 55 (age 52 if retiring under SRP) and prior to age 65 are entitled to monthly benefits under the Company’s Executive Separation Allowance Plan from the date of separation to age 65. The amount of the benefit is a percentage of monthly salary based on age and service (including SRP age and service credits) equal to 1% per year of service (but not less than 15%) plus  1/2% for each month that age at separation exceeds 55.

Ford adopted a different retirement plan, the Ford Retirement Plan (“FRP”), for employees hired or rehired on or after January 1, 2004. This retirement plan is a Defined Contribution Profit Sharing Plan. In general the FRP provides for the following: (i) employees are eligible on their date of hire or rehire and participation is automatic; (ii) the Company makes scheduled contributions to eligible employees’ accounts, based on an age-weighted, fixed percentage of base salary received each pay period; (iii) employees will make their own investment choices from a menu of options, including mutual funds, selected by the Company; and (iv) employees become vested in the plan after five years. None of the Named Executives participates in the FRP. Employees who participate in the FRP are not eligible to participate in the SERP or SRP.

Proposals Requiring Your Vote

In addition to voting for directors, the following nine proposals may be voted on at the meeting. Ford will present Proposal 2 and we expect the remaining eight to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 2.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted for, against or to abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm to audit Ford’s books of account and other corporate records. You must approve the Audit Committee’s selection for 2006.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2006. PricewaterhouseCoopers LLP is well qualified to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2005 are disclosed in the Audit Committee Report (see p. 13).

Ford management will present the following resolution to the meeting:

“RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the adequacy and effectiveness of the Company’s internal controls over financial reporting, for 2006 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

PROPOSAL 3

Disclosure of Officers’ Compensation

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 500 shares of common stock, has informed the Company that she plans to present the following proposal at the meeting:

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Ford specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“Last year the owners of 228,337,785 shares, representing approximately 10.4% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors recommends a Vote “against” Proposal 3.

We believe that this proposal would not result in any appreciable benefit to you or the Company and is, therefore, not in the best interests of you or Ford.

The Company complies with all regulatory disclosures regarding the compensation of its executives. The Compensation Committee’s Report, beginning on p. 27 of this proxy statement, details Ford’s objectives in determining executive compensation and the various compensation methods used to accomplish those objectives. This proxy statement discloses in great detail the compensation of several of our most highly compensated employees. Furthermore, the Company generally has not entered into employment contracts with its executives.

Ford must continue to attract and retain the best talent in its executive ranks. Competition for talented individuals is fierce. The proposal, if implemented, could provide competitors with detailed compensation information not otherwise available that they may use in seeking to recruit talented employees from us. Ford’s competitors do not make this information available and the risk associated with disclosing this information is not outweighed by any negligible benefit that might be gained from it. Accordingly, the Board of Directors recommends a vote against this proposal.

The Board of Directors recommends a Vote “against” Proposal 3.

PROPOSAL 4

Green Century Capital Management, Inc., 29 Temple Place, Suite 200, Boston, Massachusetts 02111, owner of 420 shares of common stock, has informed the Company that its representative plans to present the following proposal at the meeting:

Report on Lobbying Related to Federal Fuel Economy Standards

WHEREAS: High gasoline prices and dependence on imported oil are matters of increasing concern to the American public and to policymakers. There is simultaneously an increasing consensus on the need to reduce carbon emissions to address the problem of global warming.

Changes in the transportation sector will be needed to address these problems. In the United States, this sector alone accounts for approximately 65 percent of oil consumption. Vehicle fuel consumption accounts for 32% of global warming emissions.

WHEREAS: Ford has not taken sufficient steps to address these problems in the United States. According to the Company’s 2004/2005 Sustainability Report the average fuel economy of Ford vehicles in the United States has fallen from 24.2 mpg in 1987 to 22.8 mpg in 2005. Ford’s U.S. fleet has had the lowest fuel economy among the top six automakers for six years running. Throughout this time, Ford has lobbied for changes to U.S. fuel economy standards that would result in lower fleetwide fuel economy.

By contrast, the Company has committed to reducing fleet average carbon emissions in Europe by 25% by 2008 relative to 1995, and in Australia it has committed to a 20% fuel economy increase by 2010 relative to 2001.

WHEREAS: Ford’s financial condition has worsened dramatically over the last year as its business strategy based on selling large, low-mileage vehicles unraveled. SUV sales plunged as gasoline prices increased, and they continue to suffer as consumers are reluctant to take the risk of purchasing “gas guzzlers.” The Company reported a 52% drop in sales of the Ford Explorer in November 2005, even as gasoline prices returned to pre-Katrina price levels.

WHEREAS: The American public overwhelmingly supports increased fuel economy standards. A September 2005 Opinion Research Council poll found that 73% of Americans think recent gasoline price hikes make it more important “that the federal government takes new steps to require higher fuel efficiency standards.”

CEO William Clay Ford Jr. stated in the Sustainability Report, “On issues of broad public concern, efforts to increase mutual understanding are usually more productive than adversarial defense of special interests.”

RESOLVED: the shareholders request that the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on all of Ford’s lobbying efforts and financial expenditures intended to influence government regulation of fuel economy standards. The report should present the business case for these activities in light of long-term economic trends and the Company’s widely publicized plans to increase the fuel economy and reduce the environmental impact of its vehicles.

SUPPORTING STATEMENT:

In 2004 alone, Ford spent over $7,000,000 lobbying Congress and the Bush Administration. In part to support a proposal that allows Ford to increase the size of its vehicles to avoid meeting higher fuel economy standards. We are concerned that this money has been spent supporting a short-term business strategy that does not serve the needs of our Company or of the American public.

The Board of Directors recommends a Vote “against” Proposal 4.

Ford takes the issue of global warming very seriously and our actions show that we are investing heavily in innovative technologies and in improving existing technologies in order to reduce greenhouse gas emissions. We introduced the Escape Hybrid and the Mercury Mariner Hybrid, mainstream SUVs with full hybrid-electric powertrains. They are among the cleanest and most fuel-efficient SUVs in the world and the 2004 Focus PZEV scored a perfect “10” in EPA’s Green Vehicle Guide. Ford has committed to increase its global hybrid production capacity ten-fold, to approximately 250,000 units annually by 2010. More than half of the Ford, Lincoln and Mercury lineup will have hybrid capability. We plan to introduce four new vehicles in 2006 that can run largely on ethanol, raising Ford’s production of Flexible Fuel Vehicles in 2006 to as many as 280,000 units. We also recognize the need for an integrated approach across our business and are actively exploring both product and non-product actions to reduce our climate impact. We are, for example, a founding member of the Chicago Climate Exchange, which provides a market-based approach to achieving greenhouse gas emission reductions. Moreover, in 2005, we initiated a pilot program that will offset the greenhouse gases emitted in the manufacture of hybrid vehicles.

The Company has sustained its commitment to engage in a proactive relationship with interested stakeholders who have shown a willingness to engage in a constructive dialogue on the issue of greenhouse gas emissions and will continue this engagement as we continue to move beyond dialogue. The Company remains committed to reporting the estimated greenhouse gas emissions from its operations and products, to review and report on actions to reduce greenhouse gas emissions from its operations and products, and to continue to work on new policy approaches that will encourage the development of a market for technologies that lessen greenhouse gas emissions. We are working closely with interested groups to find ways to meet our shared goal of responding to climate change and reducing greenhouse gas emissions proactively, affordably and in line with the interests of all of our shareholders.

The Board, however, does not believe the proposal is in your best interests. Because Ford considers its environmental policies to be important to the Company’s sustainability, Ford has issued a report, “The Ford Report on the Business Impact of Climate Change,” that addresses a broad range of environmental issues important to the Company, including greenhouse gas emissions. In order for any such report to be beneficial, it must be comprehensive, well-considered and instructive on the environmental issues facing the Company. Any report of this nature should not be unduly restrictive in scope. Global warming is a complicated topic that is an interplay between policy, technology, business needs and other considerations, of which CAFE standards are only a part. The proposal’s narrow focus on one aspect of the Company’s approach to greenhouse gas emissions would present an incomplete and potentially distorted picture of the Company’s total strategic approach to environmental issues, thus depriving shareholders of a broad understanding of the Company’s policies with regard to greenhouse gas emissions. Because the proposal is too narrowly focused, the Board does not believe the proposal is in your best interests.

The Board recommends a Vote “against” Proposal 4.

PROPOSAL 5

Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of Mr. Jack Leeds of 44930 Dunbarton Dr., Novi, Michigan 48375, who owns 4,531 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting (in our charter or bylaws if practicable). Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005. I believe this proposal could now be a contender for 51% vote of the non-Ford family shares.

Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

One reason for this proposal topic is the 2000 Ford Recapitalization. The TIAA-CREF teachers retirement fund, and leading state retirement funds in California and New York objected to the recapitulation plan because it put regular shareholders at a further disadvantage to Ford family shareholders.

The Recapitalization allowed the Ford-family to control 40% of our voting power while cutting their Ford stock holdings by 28%. Ford Family shares were allowed 16-votes per share contrasted to the one-vote per share for regular shareholders.

Under this cumulative voting proposal regular shareholders could elect one director focused on preventing conflicts between the Ford family and regular shareholders.

          $8 Million Personal Profit for Mr. William Ford

Another reason for cumulative voting is the 2002 revelation that Goldman Sachs gave hot Initial Public Offering (IPO) shares to William Clay Ford, Jr. This resulted in an initial personal paper profit of $8 million. Goldman IPO buyers included former Enron Chairman Ken Lay and former Tyco CEO Dennis Kozlowski. Mr. Kozlowski was sentenced to an 8 to 25 years prison term for his part in stealing hundreds of millions of dollars from Tyco as its CEO. Mr. Ford’s transaction was among those labeled as “corrupt practices” by the House Financial Services Committee, USA Today, December 13, 2002. Furthermore Goldman Sachs Group President John Thornton sat on the Ford board.

Ford shareholder Roger Berger asked our board to demand that Mr. Ford give Ford Motor the personal profits from his purchase of 400,000 Goldman IPO shares which was a direct result of his job at Ford. If regular shareholders elect one director to look out for their interests, regular shareholders will be in a better position to prevent conflict like this.

I believe that Mr. Ford did not resolve this by gifting his windfall IPO profits. These profits belong to Ford shareholders.

As regular shareholders we need the opportunity to have one director who is vigilant for conflicts of interest between our holdings and the holdings of an increasingly disproportionate powerful family, therefore:

Cumulative Voting

Yes on 5

The Board of Directors recommends a Vote “against” Proposal 5.

The Board does not believe that this proposal is in the best interest of shareholders. The present capital structure of the Company has been in place since the Company went public in 1956. The adoption of the Value Enhancement Plan merely maintained the voting structure of the common stock and Class B stock; it did not change the voting structure that has been in place for half a century. Additionally, the proponent’s references to Mr. Lay and Mr. Kozlowski in this proposal are wholly inappropriate and irrelevant to the matter of cumulative voting.

Under the present structure, holders of common stock have 60% of the voting power and thus have the power to elect the entire Board of Directors and the Company has never had cumulative voting in its history. This voting structure has well-served the interests of both common stock shareholders and Class B stock shareholders for fifty years. Moreover, cumulative voting potentially would permit special interest groups to attempt to elect a director who would not necessarily represent the interests of all of the shareholders.

Additionally, the Board alone would not be able to implement cumulative voting upon adoption of this proposal by shareholders because the Company’s Restated Certificate of Incorporation prohibits cumulative voting. Consequently, the Restated Certificate of Incorporation would have to be amended, which could only take place at a subsequent shareholder meeting. Furthermore, the Restated Certificate of Incorporation provides that in the event cumulative voting is adopted, then the holders of Class B stock will be entitled to vote in a manner such that the number of votes that holders of Class B stock are entitled to cast, 16.911 votes per share for the 2006 annual meeting, would be multiplied by the number of directors to be elected at the meeting.

For the reasons stated above, the Board of Directors does not believe that the proposal is in the best interests of shareholders and recommends a vote “against” Proposal 5.

The Board of Directors recommends a Vote “against” Proposal 5.

PROPOSAL 6

Dr. Russell Long, 311 California Street, Suite 510, San Francisco, California 94104, owner of at least $2,000 worth of common stock, has informed the Company that he plans to present the following proposal at the meeting:

2006 Shareholder Proposal Linking Ford Motor Company Executive Compensation and

Performance on Greenhouse Gas Reductions

Whereas: We believe that the global trend towards adoption of regulations to improve fuel efficiency and curb greenhouse gas emissions from automobiles will be one of the key drivers determining competitiveness in the automobile industry over the next few decades.

As an indicator of growing pressure in this area, approximately half of global vehicles sales in 2004 occurred in countries that have ratified the Kyoto Protocol. The European Union and Japan are phasing in limits on automotive emissions of global-warming gases. China, with the world’s fastest-growing auto market, has approved new automobile fuel efficiency guidelines exceeding U.S. standards. California has adopted regulations to curb global-warming emissions from new passenger vehicles, and other states may soon follow.

Ford relies heavily on sales of inefficient passenger vehicles in the U.S., such as large sport utility vehicles and pickups. According to U.S. EPA data (Fuel Economy Trends, 2005, Table M-8), Ford’s average fleet fuel economy has been lower than any other major automaker since 2000.

A 2004 report by the World Resources Institute and Sustainable Asset Management (“Changing Drivers”) forecasted that limits on carbon emissions could significantly affect automakers’ earnings and should be viewed as a material issue by investors. They determined that Ford stands to lose more financially than most other automakers in complying with climate regulations expected in the United States, Europe and Japan over the next decade.

Adding momentum to the movement for more efficient vehicles, a growing number of oil industry experts believe that rising global oil demand may soon permanently outstrip the world’s finite supply capabilities. In 1999 the CEO of Atlantic Richfield, Michael Bowlin, acknowledged this, saying, “We’ve embarked on the beginning of the last days of the age of oil.” In 2004, as crude prices rose dramatically, OPEC President Yusgiantoro informed the BBC that “there is no more supply,” and that OPEC was powerless to cool the market.

During the Arab Oil Embargo in 1979, Ford shares sank by 63 percent over 16 months, and the company lost significant market share to Japanese rivals with higher fuel mileage averages.

We believe that an efficient method of protecting shareholder equity against future oil price rises and increasing government regulation of greenhouse gas emissions is to tie executive compensation to progress in reducing greenhouse gas emissions from Ford’s automotive products; therefore be it

Resolved that the shareholders request Ford’s Board to direct its Compensation Committee to institute an executive compensation review with a view to linking a significant portion of senior executive compensation to progress in reducing lifetime product greenhouse gas emissions from the company’s new passenger vehicles and that a report on this review be made available to shareholders within six months following the annual meeting.

The Board of Directors recommends a Vote “against” Proposal 6.

Ford takes the issue of global warming very seriously and our actions show that we are investing heavily in innovative technologies and in improving existing technologies in order to reduce greenhouse gas emissions. We introduced the Escape Hybrid and the Mercury Mariner Hybrid, mainstream SUVs with full hybrid-electric powertrains. They are among the cleanest and most fuel-efficient SUVs in the world and the 2004 Focus PZEV scored a perfect “10” in EPA’s Green Vehicle Guide. Ford has committed to increase its global hybrid production capacity ten-fold, to approximately 250,000 units annually by 2010. More than half of the Ford, Lincoln and Mercury lineup will have hybrid capability. We plan to introduce four new vehicles in 2006 that can run largely on ethanol, raising Ford’s production of Flexible Fuel Vehicles in 2006 to as many as 280,000 units. We also recognize the need for an integrated approach across our business and are actively exploring both product and non-product actions to reduce our climate impact. We are, for example, a founding member of the Chicago Climate Exchange, which provides a market-based approach to achieving greenhouse gas emission reductions. Moreover, in 2005, we initiated a pilot program that will offset the greenhouse gases emitted in the manufacture of hybrid vehicles.

The Company has sustained its commitment to engage in a proactive relationship with interested stakeholders who have shown a willingness to engage in a constructive dialogue on the issue of greenhouse gas emissions and will continue this engagement as we continue to move beyond dialogue. The Company remains committed to reporting the estimated greenhouse gas emissions from its operations and products, to review and report on actions to reduce greenhouse gas emissions from its products, and to continue to work on new policy approaches that will encourage the development of a market for technologies that lessen greenhouse gas emissions. We are working closely with interested groups to find ways to meet our shared goal of responding to climate change and reducing greenhouse gas emissions proactively, affordably and in line with the interests of all of our shareholders.

The Board does not believe that the proposal is in the best interests of the Company or you. Ford compensates its executives based on a number of factors designed to motivate management to plan for Ford’s long-term success (see the Compensation Committee Report on Executive Compensation on pp. 27-35). For instance, the performance criteria for Performance Stock Rights awarded for the performance period 2005-2007 are: total shareholder returns of Ford compared to the shareholder returns of all other Standard & Poor’s 500 companies, total cost performance, global market share, high-time-in-service customer satisfaction, and launch customer satisfaction (see “Compensation Committee Report on Executive Compensation — Long-Term Compensation — Stock Awards” on p. 31). These broad criteria can encompass more specific objectives such as the criteria suggested by the proposal. Moreover, to the extent the vehicle market moves toward products with reduced greenhouse gas emissions, the performance criteria set forth are directly impacted. Focusing a significant portion of executive compensation on a narrowly defined specific goal may adversely affect the Company’s long-term performance by over-emphasizing one aspect of performance at the expense of other performance factors.

The Company has made significant progress on developing a comprehensive approach to the linked issues of climate change and energy security, which will drive internal development, evaluation and action programs. Information on this will be shared publicly on an ongoing basis. This work will reinforce Ford’s commitment to take comprehensive — as well as economically and environmentally sound — steps which will lessen greenhouse gas emissions through the lifecycle of our vehicle fleet. We believe this will not only address a critical societal concern but also will protect and enhance shareholder value. The current performance criteria by which executives are compensated (i.e., total shareholder returns, global market share, and customer satisfaction, among others) reflect our shared goal of reducing greenhouse gases from the Company’s products responsibly and economically without adversely affecting Ford’s long-term performance objectives. Consequently, the Board does not believe that the proposal is in your or Ford’s best interests.

The Board of Directors recommends a Vote “against” Proposal 6.

PROPOSAL 7

Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, which owns 1,748 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

Recapitalization: One Share — One Vote

RESOLVED: Shareholders request that our Board take steps to adopt a recapitalization plan for all of our Company’s outstanding stock to have one vote per share. This would include all practicable steps including encouragement and negotiation with Ford family shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.

The 2005 edition of this proposal won the all-time highest vote for a shareholder proposal at Ford. This in spite of our management’s attempt to prevent shareholders from even voting on this topic. Further details are in Ford Motor Company (March 7, 2005) available through SECnet http://www.wsb.com/.

Ford Family shares are now allowed 16-votes per share compared to the one-vote per share for regular shareholders. This dual class voting stock reduces accountability by allowing corporate control to be retained by insiders disproportionately to their money at risk.

The danger of giving disproportionate power to insiders is illustrated by Adelphia Communications, which was the nation’s 6th largest cable television company in 2002. Adelphia’s dual class voting stock gave the Rigas family control and contributed to Adelphia’s participation in “one of the most extensive financial frauds ever to take place at a public company.” See Securities and Exchange Commission Litigation Release No. 17627 (July 24, 2002).

The SEC alleged that Adelphia fraudulently excluded more than $2.3 billion in bank debt from its consolidated financial statements and concealed “rampant self-dealing by the Rigas Family.” Meanwhile, the price of Adelphia stock collapsed from $20 in March 2002 to $0.79 in June 2002.

A few companies, including our company, still use dual class stock. Such companies take shareholder money but do not let shareholders have an equal voice in their company’s management. Without a voice, shareholders cannot hold management accountable. Shareholders who finance our company should be able to hold our management accountable in financial and business matters.

In May 1994, the New York Stock Exchange issued a regulation prohibiting companies to newly issue stock with excessive voting power. Many companies have subsequently switched to a one share — one vote structure. Since 1999, fourteen (14) companies have moved from a dual class to a single class of stock. These include: Raytheon, Freeport McMoRan, FCX and Readers’ Digest Association.

Ford had a market capitalization of $25 billion in 2004 — falling to $15 billion in 2005. This still large capitalization magnifies the danger to investors that is inherent in any dual class voting structure.

Ford is facing some of the same problems that led to the bankruptcy of Delphi Automotive in 2005 and the publication of analysts’ odds regarding a General Motors bankruptcy. It is only right that we as shareholders should be able to hold our board accountable in proportion to the money that we have at risk in our company.

Recapitalization: One Share — One Vote

Yes on 7

The Board of Directors recommends a Vote “against” Proposal 7.

We oppose the proposal because it is not in the best interests of Ford or you.

The Company’s founding family has over a 100-year history of significant involvement in the affairs of Ford Motor Company. During that time, all shareholders have benefited from this involvement. Through their actions over the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement.

The Company’s current share capital structure, with both common and Class B stock outstanding, has been in place since Ford became a public company in 1956. Each shareholder purchasing a share of Ford stock is aware of this capital structure, and many are attracted to Ford stock by the long-term stability the Class B stockholders provide to the Company. In addition, a majority of the members of the Company’s Board of Directors are independent and all of the directors act in the best interests of all shareholders, in accordance with their fiduciary duties under Delaware law and the Company’s Restated Certificate of Incorporation. Moreover, the Company is operated under sound Corporate Governance Principles (see the Nominating and Governance Committee Report on pp. 15-16 and the Corporate Governance section on pp. 17-19). The Ford family’s involvement with the Company has greatly benefited all shareholders, and the long history of Ford family involvement in and with the Ford Motor Company has been one of its greatest strengths. Consequently, the proposal is not in the best interests of the Company or you.

The Board of Directors recommends a Vote “against” Proposal 7.

PROPOSAL 8

Mr. Carl Olson, P.O. Box 6102, Woodland Hills, California 91365, owner of 273 shares of common stock, informed the Company that he plans to present the following proposal at the meeting:

RESOLUTION FOR A SCIENTIFIC REPORT ON GLOBAL WARMING/ COOLING

Whereas discussions of global warming/cooling are often filled with vagaries, scare stories, and international conflicts,

Whereas purported scientific information often seems fragmented, contradictory, and unverified,

Whereas proposed public policy actions include drastic curbs imposed by governments on the use of vehicles and various forms of energy production, and

Whereas our company has a major financial and operating interest in the impact of proposed curbs on vehicles and energy sources for both itself and the motoring public,

Now therefore be it resolved by the stockowners of Ford Motor Company to recommend that the board publish annually to the stockowners a “Scientific Report on Global Warming/ Cooling”, which would include the following and any other information that Ford staff deems relevant:

1.    The global temperature measurements Ford uses in discussing “global warming” or “global cooling”.

2.    The atmospheric gases Ford considers to be “greenhouse gases” with respect to “global warming” or “global cooling”.

3.    The effect that Ford considers the sun’s radiation to have on “global warming” or “global cooling”.

4.    The sources of atmospheric carbon dioxide that Ford uses in its study of “global warming” or “global cooling”.

5.    The “greenhouse effect” that Ford considers to occur on the global temperature measurement from the concentration of atmospheric carbon dioxide.

If Ford has no formulation or measurement for any of the items #1 to #5 above, or any part of each of them, then it shall state so in the report.

Supporting Statement:

We stockowners deserve a scientific report on this important topic of global warming/cooling. If the board opposes this resolution, the board does not want you to have the scientific report called for in this resolution. Vote YES to be more fully informed so that we stockowners can all develop a better judgment of Ford’s policy actions.

The Board of Directors recommends a Vote “against” Proposal 8.

The Company opposes this proposal because it is not in the best interests of the Company or you. The proposal calls for the Company to produce a report covering a wide range of topics related to global warming/cooling with the implied purpose of coming to a determination of whether global warming/cooling exists. Ford is in the business of manufacturing, selling and financing automobiles. We have an obligation to comply with the laws and regulations made by the governmental entities at the local, state and national level in the United States and elsewhere around the world and to be a socially responsible corporate citizen. It would serve no useful purpose, and be a waste of corporate resources, to publish reports confirming or questioning a determination of whether global warming/cooling exists, whether made by a government, private organization, or other group or person.

The Company has limited resources and must decide how best to allocate those resources in order to create value for shareholders. In order to implement the proposal, the Company would have to expend a tremendous amount of capital to hire a team of scientists, purchase scientific instruments, and conduct a myriad of tests in order to determine whether global warming or cooling exists. Governments and private institutions around the world have expended billions of dollars studying this exact issue. The Company believes that expending additional capital to either confirm or disprove, or even discuss, previous scientific studies regarding global warming or cooling is not a wise use of Company resources.

The Company has produced a report called “The Ford Report on the Business Impact of Climate Change.” This report discusses the Company’s response to the challenges of climate change and we believe that such a report is an appropriate use of Company resources. It provides shareholders with an understanding of how the Company is approaching this very complex and important issue. On the other hand, the Board does not believe that the report requested by the proposal provides any appreciable benefit to shareholders or the Company. Accordingly, the proposal is not in the best interests of Ford or you.

The Board of Directors recommends a Vote “against” Proposal 8.

PROPOSAL 9

Dr. Robert E. Hurley of 5017 Foxland Court, Alton, Illinois 62002, owner of 674 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

Whereas, it would be inappropriate, and possibly illegal to ask job applicants or employees about private matters such as their sexual interests, inclinations and activities, and

Whereas, it is likewise inappropriate and legally problematic for employees to discuss personal sexual matters on the job, and

Whereas, unlike the attributes of race, age, gender and certain physical disabilities, it would be impossible to discern a person’s sexual orientation from his appearance, and

Whereas, there is a perceived link between a specific sexual orientation non-discrimination policy and what have been termed domestic partner benefits. The Human Rights Campaign (HRC), the largest national lesbian, gay, bisexual and transgender political organization states on its website, “an inclusive non-discrimination policy (one that refers to sexual orientation) is a key facet of the rationale for extending domestic partner benefits.” The HRC adds, “Establishing a benefits policy that includes your company’s gay and lesbian employees is a logical outgrowth of your company’s own non-discrimination policy...,” and

Whereas, domestic partner benefit policies pay people who engage in homosexual acts, which have been illegal in this country for hundreds of years, and have been proscribed by the major traditions of Judaism, Christianity and Mohammedanism well over a thousand years, and

Whereas, our company does not discriminate in employment against smokers, despite the fact that they are not protected by any specific clause; however, the company does not pay them to engage in this behavior which is hazardous to themselves and others, and

Whereas, those who engage in homosexual sexual activity are at significantly higher risk for developing HIV/ AIDS and associated opportunistic infections and malignancies, and

Whereas, marriage between heterosexuals has been protected and encouraged for its societal benefits by a wide range of cultures and faiths over the ages,

Resolved: The shareholders request that Ford Motor Company amend its written equal employment opportunity policy to exclude any reference to privacy issues related to sexual interests, activities or orientation.

Statement: While the legal institution of marriage should be protected for its community and generational benefits, the sexual interests, inclinations and activities of all employees should be a private matter and not a corporate concern.

The Board of Directors recommends a Vote “against” Proposal 9.

The Board of Directors opposes this proposal because it is not in the best interests of shareholders or the Company. Ford, and numerous other leading companies, believe that a diverse workforce, free of discrimination, is the most advantageous environment to attract and retain talented employees and to allow them to excel in their jobs. Implementing the proposal would adversely affect Ford’s ability to attract and retain talented employees. For example, Ford recruits potential employees at the best universities and colleges across the United States. Many of these institutions require that employers who wish to recruit on their campuses have non-discrimination policies that include non-discrimination based on sexual orientation. If the proposal were implemented, Ford would be excluded from recruiting at many of the country’s finest institutions. Such a decision would prevent Ford from recruiting the best potential employees regardless of sexual orientation.

Ford is in the business of manufacturing, selling and financing motor vehicles. The Company strongly believes that its employment policies regarding non-discrimination are extremely beneficial to its business, its employees, and its shareholders.

The Board of Directors recommends a Vote “against” Proposal 9.

PROPOSAL 10

Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, owner of 500 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

Independent Board Chairman

RESOLVED: Stockholders request that our Board of Directors change our governing documents (Charter or Bylaws if practicable) to require that our Board Chairman serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it exist or occur once this proposal is adopted.

The primary purpose of our Chairman and Board is to protect shareholders’ interests by providing independent oversight of management, including the CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

     54% Yes-Vote

Twenty (20) shareholder proposals on this topic won an impressive 54% average yes-vote in 2005. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

     Progress Begins with One Step

It is important to take one step forward and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

• The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

“D” in Overall Board Effectiveness.

“D” in CEO Compensation — $17 million.

“D” in Board Composition.

Overall Governance Risk Assessment = High

• We had no Independent Chairman — Independent oversight concern.

• And our Lead Director, Mr. Hockaday was rated a “problem director” by The Corporate Library due to his involvement with Sprint’s board (S). Sprint’s proposed merger with Worldcom in 2000 led to acceleration of $1.7 billion in stock options even though the merger ultimately failed.

• Mr. Hockaday also served on boards rated “D” or “F” by TCL:

Dow Jones (DJ) rated “F”
Sprint (S) rated “D”
Este Lauder (EL) rated “D”

• Mr. Hockaday also had more power as the Chairman of our key Audit Committee.

• Mr. William Ford, Jr. took on a new Ebay Board job in July 2005 — Over-commitment concern.

• Our CEO’s personal shareholdings had declined over the past year.

• Our Directors still had a $25,000 annual donation program — Conflict of interest concern.

• Cumulative voting was not allowed.

• Five directors had 17 to 19 years tenure — Independence concern

• Three directors served on 4 to 6 boards — Over-commitment concern.

• Two directors were insiders and one director had non-director links to our company — Independence concern.

• We had 15 directors — Unwieldy board concern and potential CEO dominance.

These less-than-best practices reinforce the reason to take one step forward and adopt this proposal.

     Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. If a CEO, who is also the Chairman, wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

Independent Board Chairman

Yes on 10

The Board of Directors recommends a Vote “against” Proposal 10.

Initially, we would like to clarify for you certain factual inaccuracies contained in the proposal. The statement that the CEO’s shareholdings declined over the past year is false. The truth is that the CEO’s shareholdings, as reflected in publicly available information, actually increased by over 45% over the past year. Additionally, as noted on p. 23, the Company has discontinued the matching contribution plan for director charitable donations. Furthermore, Mr. Butler is the Chair of the Audit Committee. Lastly, only two directors serve on four to six boards. The Company requested that the proponent clarify each of these statements; however, he declined to provide shareholders with current and accurate information.

We believe that adoption of this proposal is not in the best interests of Ford or you. Restricting the choice of Chairman of the Board of Directors in the manner in which the proponent suggests would unduly limit the flexibility of the Company. The Nominating and Governance Committee, comprised entirely of independent directors, is charged with the responsibility of assessing the Company’s corporate governance practices, including whether the positions of Chairman and CEO should be a combined position. (See Nominating and Governance Committee Report (pp. 15-16) and the Corporate Governance section (pp. 17-19).) Moreover, under the Company’s Corporate Governance Principles, the Company has appointed Irvine O. Hockaday, Jr., our longest serving independent director, as the Presiding Director of the Board.

Additionally, ten of the 12 nominated directors are independent and meet periodically in executive session without management present to discuss relevant matters, including the performance of the Chairman and CEO and other members of management. The Board has determined the combined position of Chairman and CEO is in the best interests of the Company and its shareholders at this time.

We believe that to restrict the choice of Chairman in the manner the proposal suggests would unduly limit the flexibility of the Company. Consequently, we do not believe that the proposal is in your best interests.

The Board of Directors recommends a Vote “against” Proposal 10.

Shareholder Proposals for 2007

Unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 10, 2007. Any shareholder proposal intended for inclusion in the proxy materials for the 2007 annual meeting must be received by the Company’s Secretary no later than December 8, 2006. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford’s 2005 Annual Report, including consolidated financial statements, has been mailed to you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware, for ten days prior to the meeting and on the day of the meeting.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone the Shareholder Information Office at 800-555-5259 or 313-845-8540 or write to them at One American Road, Dearborn, Michigan 48126.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

PETER J. SHERRY, JR.
Secretary

April 7, 2006

Directions to the Annual Meeting Site

The 2006 Annual Meeting of Shareholders is being held in the DuPont Theatre at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware. Directions to the Hotel du Pont are as follows:

DIRECTIONS TO HOTEL DU PONT

11th and Market Streets, Wilmington, DE 19801
302-594-3100 800-441-9019

FROM PHILADELPHIA ON I-95 SOUTH

1.	Take I-95 South through Chester to Wilmington.
2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Ave.”
3.	Follow exit road (11th Street) to intersection with Delaware Ave. marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM ROUTE 202

1.	Follow Route 202 to I-95 intersection. Take I-95 South.
2.	Take I-95 South, follow steps 2 — 5 above.

FROM BALTIMORE ON 1-95 NORTH

1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”
2.	From right lane, take Exit 7 onto Adams Street.
3.	At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM NEW JERSEY

(NEW JERSEY TURNPIKE)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.
2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.
3.	From I-95 North, follow steps 1-5 above.

BY TRAIN: Amtrak train service is available into Wilmington, Delaware Station. The Hotel du Pont is located approximately twelve blocks from the train station.

Notice of 2006 Annual Meeting of Shareholders and Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.
FORD MOTOR COMPANY-002CS-10824

Annual Meeting Admission Ticket

2006 Annual Meeting of
Ford Motor Company Shareholders
Thursday, May 11, 2006 — 9:00 a.m. Eastern Time
Hotel du Pont
100 W. 11th Street
Wilmington, Delaware
Upon arrival, please present this
admission ticket and photo identification
at the registration desk.

☐	Please mark this box with an X if you
plan to attend the Annual Meeting.

☐	Please mark this box with an X if your address
has changed and print the new address below.

The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:

	01 John R. H. Bond	02 Stephen G. Butler	03 Kimberly A. Casiano	04 Edsel B. Ford II
	05 William Clay Ford, Jr.	06 Irvine O. Hockaday, Jr.	07 Richard A. Manoogian	08 Ellen R. Marram
	09 Homer A. Neal	10 Jorma Ollila	11 Robert E. Rubin	12 John L. Thornton

☐	To Vote FOR All Nominees	☐	To Vote AGAINST All Nominees

☐	For All Except -	To vote against a specific nominee, mark this box with an X and the appropriately numbered box from the list above.

01 -	☐	02 -	☐	03 -	☐	04 -	☐

05 -	☐	06 -	☐	07 -	☐	08 -	☐

09 -	☐	10 -	☐	11 -	☐	12 -	☐
The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain

2.	Ratification of Selection of Independent Registered Public Accounting Firm.	☐	☐	☐
+
The Board of Directors recommends a vote AGAINST Proposals 3, 4, 5, 6, 7, 8, 9, 10.

		For	Against	Abstain

3.	Relating to Disclosure of Officers’ Compensation.	☐	☐	☐

4.	Relating to the Company Reporting on CAFE Lobbying Efforts.	☐	☐	☐

5.	Relating to Adoption of Cumulative Voting for the Election of Directors.	☐	☐	☐

6.	Relating to Tying Executive Compensation to a Reduction of Lifetime Product Greenhouse Gas Emissions.	☐	☐	☐

7.	Relating to Consideration of a Recapitalization Plan to Provide that All Company Stock Have One Vote Per Share.	☐	☐	☐

8.	Relating to Publishing a Report on Global Warming/Cooling.	☐	☐	☐

9.	Relating to the Company Removing References to Sexual Orientation From Equal Employment Policies.	☐	☐	☐

10.	Relating to the Company Requiring that the Chairman of the Board Have No Management Duties, Titles or Responsibilities.	☐	☐	☐

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

■	5 U P X	+

2006 ANNUAL MEETING OF SHAREHOLDERS
Admission Ticket
Thursday, May 11, 2006 — 9:00 a.m. Eastern Time
Hotel du Pont
100 W. 11th Street
Wilmington, Delaware
ADMIT ONE SHAREHOLDER AND GUEST
YOUR VOTE IS IMPORTANT: Even if you plan to attend the Annual Meeting in person, please vote your shares.
Cameras, tape recorders and similar devices will not be allowed in the meeting.
Total number of attendees:

PLEASE DETACH ALONG PERFORATION AND RETURN THIS CARD IF VOTING BY MAIL.
Proxy Solicited by Board of Directors for Annual Meeting — May 11, 2006
The undersigned hereby appoints Donat R. Leclair and David G. Leitch, or either of them, proxies each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Ford Motor Company Annual Meeting of Shareholders to be held at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware at 9:00 a.m. Eastern Time on May 11, 2006 or at any postponement or adjournment thereof.
The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1) and (b) “FOR” Proposal 2 and “AGAINST” Proposals 3, 4, 5, 6, 7, 8, 9 and 10, each of which is set forth in the Proxy Statement.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.